UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.        )

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Sonoco Products Company

(Name of Registrant as Specified In Its Charter)

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SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

March 7, 2016

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 20, 2016, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2016 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2015 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2016 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.

Executive Chairman

Page
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS	3
PROXY STATEMENT	4
Information Concerning the Solicitation	4
Proposal 1: Election of Directors	7
Information Concerning Directors Whose Terms Continue	8
Corporate Governance	11
Corporate Governance Guidelines and Code of Business Conduct and Ethics	11
Director Independence Policies	11
Majority Voting for Directors	12
Board Leadership Structure, Executive Sessions of Non-Management Directors and Lead Director	12
Director Nomination Process	13
Shareholder Proxy Access	14
Communications with the Board of Directors	14
Board Meetings and Committees of the Board	14
Annual Performance Evaluation of the Board	16
The Board’s Role in the Risk Management Process	16
Compensation Committee Interlocks and Insider Participation	17
Related Party Transactions	17
Security Ownership of Certain Beneficial Owners	18
Security Ownership of Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Executive Compensation	21
Compensation Discussion and Analysis	21
Compensation Committee Report	38
Compensation Risk Review	38
Summary Compensation Table	39
2015 Grants of Plan-Based Awards	42
Outstanding Equity Awards at 2015 Fiscal Year-End	43
2015 Option Exercises and Stock Vested	45
2015 Pension Benefits	47
2015 Nonqualified Deferred Compensation	50
Potential Benefits Payable Immediately Upon Certain Separation Events	53
Director Compensation	55
Director Compensation Table	56
Non-Employee Directors’ Outstanding Equity Awards at 2015 Fiscal Year-End	58
Audit Committee Report	59
Independent Registered Public Accounting Firm	59
Proposal 2: Ratification of Independent Registered Public Accounting Firm	60
Proposal 3: Advisory (Nonbinding) Resolution to Approve Executive Compensation	60
Proposal 4: Board of Directors’ Proposal relating to an Amendment to the Articles of Incorporation to Declassify the Board of Directors and Elect All Directors Annually	61
Proposal 5: Advisory (Nonbinding) Shareholder Proposal Regarding Proxy Access	65
Incorporation by Reference	69
Shareholder Proposals for Next Annual Meeting	69
Delivery of Documents to Shareholders Sharing an Address	69
Electronic Access to Annual Meeting Materials	70
Other Matters	70

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 20, 2016

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PROPOSALS	Proposal 1: Election of Directors;

Proposal 2: Ratification of independent registered public accounting firm;

Proposal 3: Advisory (nonbinding) resolution to approve executive compensation;

Proposal 4: Board of Directors’ Proposal relating to an amendment to the Articles of Incorporation to declassify the Board of Directors and elect all directors annually; and

Proposal 5: Advisory (nonbinding) shareholder proposal regarding shareholder proxy access

Transact any other business that properly comes before the meeting or any adjournment of the meeting.

Proposals 1, 2, 3 and 4 were submitted by the Board of Directors. Proposal 5 was submitted by a shareholder.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 24, 2016.

ANNUAL REPORT	We have enclosed a copy of the 2015 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1)	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States;

(2)	VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3)	MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank, or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Ritchie L. Bond

Secretary

March 7, 2016

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET

HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 20, 2016, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, SC, and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco,” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 18, 2016.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 24, 2016. At the close of business on February 24, 2016, a total of xxx,xxx,xxx shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options: telephone, Internet, or mail.

Vote by Telephone:

You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (Eastern time) on April 19, 2016. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The Web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. Votes must be received by 7pm (Eastern time) on April 19, 2016. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

Actions of the Proxy Agents

If you are a record shareholder and you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the board of director’s recommendations:

•	FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors,

•	FOR ratification of the selection of PricewaterhouseCoopers, LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016,

•	FOR the advisory (non-binding) resolution to approve executive compensation,

•	AGAINST the Board of Directors’ Proposal relating to an amendment to the Articles of Incorporation to declassify the Board of Directors and elect all directors annually, and

•	AGAINST the advisory (nonbinding) shareholder proposal regarding shareholder proxy access.

The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Vote Shares Held in Street Name by a Broker, Bank, or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your account manager. Your broker or other nominee is not permitted to vote your shares on election of directors, the advisory (non-binding) resolution to approve executive compensation, the proposal regarding declassification of the board of directors, or consideration of the advisory (non-binding) shareholder proposal unless you provide voting instructions. Therefore, to be sure your shares are voted; please instruct your broker or other nominee as to how you wish it to vote.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.

If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal, and has not received voting instructions from the beneficial owner.

Brokers do not have discretionary authority to vote on election of directors, the advisory (non-binding) resolution to approve executive compensation, the proposal regarding declassification of the board of directors, or the advisory (non-binding) shareholder proposal on proxy access. Therefore, if you hold your shares in street name and do not return a broker voting instruction form, or if you return a broker voting instruction form but do not indicate how you want your broker to vote on any of these matters, a broker non-vote will occur with respect to these matters. Brokers do, however, continue to have discretionary authority to vote on ratification of independent auditors, and may do so when you have not provided instructions on that matter.

If a quorum is present at the Annual Meeting, subject to the Board’s Majority Withheld Vote policy, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there is the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

The advisory resolution to approve executive compensation and the shareholder proposal will be approved if the votes cast in favor of each matter exceed the votes cast against the matter. However, both of these votes are non-binding on us and our Board of Directors. Marking the proxy card or your broker voting instructions “FOR” indicates support for the resolution; marking the proxy card or your broker voting instructions “AGAINST” indicates lack of support for the resolution. You may abstain by marking the “ABSTAIN” box on the proxy card or your broker voting instructions. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of these matters.

The vote on the proposal regarding declassification of the board of directors requires the affirmative vote of two-thirds of total shares entitled to vote. Broker non-votes and abstentions will count as votes against the proposal.

Any other matter, including ratification of the selection of PwC as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matters exceed the votes cast against the matters. Abstentions or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. Morrow & Co., LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $6,500 plus out-of-pocket expenses. Morrow & Company may be contacted at Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902.

In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at thirteen. At our Annual Meeting, four directors will be elected. J.R. Haley, R.G. Kyle, M.J. Sanders and T.E. Whiddon have been nominated to hold office for the next three years; their terms expiring at the Annual Shareholders’ Meeting in 2019, or when their successors are duly elected and qualify to serve. The proxy agents intend to vote FOR the election of the four persons named above unless you withhold authority to vote for any or all of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years

JOHN R. HALEY (54), Board member since 2011. Mr. Haley has served as Chief Executive Officer of Gosiger, Inc., (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH, since 2010. He served as a Gosiger managing partner from 2001 to 2010, and as a Division Vice President from 1992 to 2001. Mr. Haley is currently a director of Ultra-met Carbide Technologies (privately owned) and the Gosiger Foundation (nonprofit organization). Mr. Haley is the brother-in-law of R.H. Coker, who is an executive officer of the Company.

Sonoco’s Board believes Mr. Haley is qualified to serve as a director based on the experience described above, which has provided him extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board.

RICHARD G. KYLE (50), Board member since 2015. Mr. Kyle has been President and Chief Executive Officer of The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrication systems, and chain), North Canton, OH, since 2014. He was Chief Operating Officer, Bearings and Power Transmissions Group from 2013 to 2014, Group President, Aerospace and Steel from 2012 to 2013, and President, Aerospace and Mobile Industries from 2008 to 2012. Mr. Kyle joined Timken in 2006, and was elected to its board of directors in 2013. Prior to joining Timken, he held management positions with Cooper Industries and Hubbell, Inc.

Sonoco’s Board believes Mr. Kyle is qualified to serve as a director based on the experience described above, and his broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.

M. JACK SANDERS (62), Board member since 2012. Mr. Sanders has been our Chief Executive Officer since April 2013 and our President since 2010. He was our Chief Operating Officer from 2010 to 2013, Executive Vice President, Consumer from January to December 2010, Executive Vice President, Industrial from 2008 to 2010, Senior Vice President, Global Industrial Products from 2006 to 2008, Vice President, Global Industrial Products from January to October 2006, and Vice President, Industrial Products, N.A. from 2001 to 2006.

Sonoco’s Board believes Mr. Sanders is qualified to serve as a director based on his successful leadership experience within the Company over the past 28 years, including senior executive roles with each of our operating business segments. Mr. Sanders’ day-to-day leadership as our Chief Executive Officer also provides our Board with intimate knowledge of our operations, challenges and opportunities.

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years

THOMAS E. WHIDDON (63), Board member since 2001. Mr. Whiddon was an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm), from 2005 to 2013, and served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President — Logistics and Technology of Lowe’s Companies, Inc. from 2000 until he retired in 2003 and was previously their Executive Vice President and Chief Financial Officer from 1996 to 2000. Mr. Whiddon is currently a director of Carter’s Inc., Dollar Tree Stores, Inc., and Chairman of the Board of BayCare Health System (nonprofit organization).

Sonoco’s Board believes Mr. Whiddon is qualified to serve as a director based on the experience described above, including his general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets. Mr. Whiddon is Chair of the Audit Committee, as well as Audit Committee Financial Expert. Mr. Whiddon serves on the boards and audit committees of two other public companies, which provides him with valuable regulatory and corporate governance experience.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2017 are:

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years

HARRY A. COCKRELL (66), Board member since 2013. Mr. Cockrell has been managing director of Pacific Tiger Group Limited, a Hong Kong-based privately held investment enterprise with a wide range of businesses and assets across the Asia/Pacific region, since 2005. He is a director of Pathfinder Investment Holdings Corporation, a Philippines real estate management group. He is a former director of Hanesbrands, Inc., and former investment committee member of Asian Infrastructure Fund. Earlier in his career, he was director of corporate banking for the National Commercial Bank of Saudi Arabia and was a banking advisor for Middle Eastern and Asian interests.

Sonoco’s Board believes Mr. Cockrell is qualified to serve as a director based on the experience described above, as well as his wealth of business, financial, and investment experience, especially in the important and growing Asia/Pacific region. He also has hands on management experience in a number of industries and markets relevant to our products and services. His experience on the boards of other public companies and as a former officer of an international bank provides him with valuable regulatory and banking experience and an understanding of corporate governance issues.

BLYTHE J. MCGARVIE (59), Board member since 2014. Ms. McGarvie taught accounting at Harvard Business School in the full-time MBA program from 2012 to 2014. She was chief executive officer of Leadership for International Finance, LLC, (an advisory firm offering consulting services and providing leadership seminars) from 2003 to 2012. She is currently a director of Accenture plc, Viacom, Inc., LKQ Corporation, and Wawa, Inc. (privately held). She was previously a director of Pepsi Bottling Group from 2002 to 2010 and The Travelers Companies, Inc. from 2003 to 2011.

Sonoco’s Board believes Ms. McGarvie is qualified to serve as a director based on the experience described above, which has provided her significant financial and general leadership expertise. Her service on the boards other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years

JAMES M. MICALI (68), Board member since 2003. Mr. Micali is a member, consultant, and limited partner of, Azalea Fund III and IV of Azalea Capital LLC (private equity firm), Greenville, SC, since 2008. He served as “Of Counsel” with Ogletree Deakins LLC (law firm), Greenville, SC, from 2008 to 2011. He retired as Chairman and President of Michelin North America, Inc., Greenville, SC, in August 2008. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of SCANA Corporation, American Tire Distributors Holding, Inc., and GVD Corporation (privately held). He also serves on the board of Humphrey Enterprises (privately held, which owns Corvac Composites and Hadley Products, automotive suppliers), Boston, MA. Mr. Micali was a trustee of the French Cultural Center, a nonprofit Boston charitable organization from 2009 to 2013. He also was a director of Lafarge North America from 2003 to 2007 and Ritchie Bros. Auctioneers, Incorporated, from 2008 to 2012.

Sonoco’s Board believes Mr. Micali is qualified to serve as a director based on the experience described above, including the leadership and operating experience derived from his executive service within a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of other public companies, financial experience as advisor to a private equity firm, and legal expertise are also very valuable to us as a Board member, and in his role as Lead Director and Chair of the Corporate Governance and Nominating Committee.

SUNDARAM NAGARAJAN (53), Board member since 2015. Mr. Nagarajan is Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW) (a Fortune 200 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses), Glenview, IL. He was Executive Vice President of Welding from 2010 to December 2014, Group President, Welding International from 2008 to 2010, and Group Vice President Welding Group from 2006 to 2008. Mr. Nagarajan joined ITW in 1991.

Sonoco’s Board believes Mr. Nagarajan is qualified to serve as a director based on the experience described above, including broad operational leadership expertise gained in a global manufacturing organization.

MARC D. OKEN (69), Board member since 2006. Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, NC, since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983, Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director, and chair of the audit committee, of Marsh & McLennan Companies, Inc. and Capital Bank Financial Corp.

Sonoco’s Board believes Mr. Oken is qualified to serve as a director based on the experience described above, which has provided him in-depth financial and regulatory experience, banking perspective, and a mergers and acquisitions background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has previously served as Chair of the Audit Committee, as well as being an Audit Committee Financial Expert.

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2018 are:

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years
DR. PAMELA L. DAVIES (59), Board member since 2004. Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, NC, since 2002. Prior to that, she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. She is currently a director of YMCA, USA (a nonprofit organization). She was previously a director of Charming Shoppes from 1998 to 2009, C&D Technologies, Inc. from 1998 to 2010, and Family Dollar Stores, Inc. from 2009 to 2015.

Sonoco’s Board believes Dr. Davies is qualified to serve as a director based on the experience described above, as well as the financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.

HARRIS E. DeLOACH, JR. (1) (71), Board member since 1998. Mr. DeLoach has been our Executive Chairman since March, 2013, prior to which he had been our Chairman since 2005. He was our Chief Executive Officer from 2000 until his retirement in 2013, and President from 2000 to 2010. Mr. DeLoach is currently a director of Duke Energy and Milliken & Company (a privately held innovative textile and chemical company). He was previously a director of Progress Energy, Inc. from 2006 to 2012 and Goodrich Corporation from 2003 to 2012.

Sonoco’s Board believes Mr. DeLoach is qualified to serve as a director based on his successful leadership of the Company over the past 30 years, including his 13 years of service as our Chief Executive Officer. Mr. DeLoach has extensive knowledge and understanding of our business, our people, our customers, and our shareholders. As a former practicing attorney and a board member of other public and privately held companies, he also brings in-depth legal and corporate governance experience.

EDGAR H. LAWTON, III (55), Board member since 2001. Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, SC, since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.

Sonoco’s Board believes Mr. Lawton is qualified to serve as a director based on the experience described above, including his knowledge of global commodity markets and customers, as well as his financial acumen. His operational knowledge also includes expertise in managing environmental issues, and he is also very helpful to us as a local business owner in the same geographic area as our global headquarters.

(1)	Although Mr. DeLoach was elected for a three-year term to serve until April 2018, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term could continue until reaching the age of 75. Accordingly, Mr. DeLoach will retire from the Board in August 2016 unless his age limit is extended.

Name, Age, Tenure, Principal Occupation, and Directorships in Public Corporations during the Last Five Years
JOHN E. LINVILLE (2) (70), Board member since 2004. Mr. Linville served as an attorney in private practice in New York, NY, from 2004 until his retirement in 2012. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from 2003 to 2004. He joined the firm through its merger with his prior firm — Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.

Sonoco’s Board believes Mr. Linville is qualified to serve as a director based on the experience described above, including legal skills derived from his service as a practicing attorney, and financial expertise and leadership skills from the perspective of a large organization derived from his service as General Counsel and Acting President of a major municipal healthcare authority. As Chair of the Employee and Public Responsibility Committee, his background provides our Board with useful insights on a range of policy issues.

(2)	Although Mr. Linville was elected for a three-year term to serve until April 2018, our Bylaws provide that retirement of directors shall be automatic upon reaching the age of 72 unless the majority of the Board agrees that, due to special attributes, his term should continue until reaching the age of 75. Accordingly, Mr. Linville will retire from the Board in February 2018 unless his age limit is extended.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers, and employees. Copies of these Governance Guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or through email to the CorporateSecretary@sonoco.com.

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our Web site at www.sonoco.com.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•

The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on our audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•

Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent: H.A. Cockrell, P.L. Davies, R.G. Kyle, E.H. Lawton, III, J.E. Linville, B.J. McGarvie, J.M. Micali, M.D. Oken, S. Nagarajan and T.E. Whiddon. P.R. Rollier, who retired from the Board of Directors on February 19, 2015, was also independent.

Majority Voting for Directors

The Board of Directors has adopted a “Majority Withheld Vote” policy that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote. This policy is detailed in the Company’s Corporate Governance Guidelines available on the Company’s Web site at www.sonoco.com.

Board Leadership Structure, Executive Sessions of Non-Management Directors and Lead Director

The Board has a case-by-case philosophy on the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures — combined offices and separate offices. The Board believes it is in the best interests of Sonoco for the Board to make such a determination in light of current circumstances when it considers the selection of a new Chief Executive Officer or at such other time as is appropriate.

Our Executive Chairman, Harris E. DeLoach, Jr., served in the dual roles of Chief Executive Officer and Chairman from 2000 until his retirement as Chief Executive Officer on April 1, 2013. At that time, M. Jack Sanders became our Chief Executive Officer and Mr. DeLoach became our Executive Chairman, once again separating the two offices.

As of December 31, 2015, the Board consisted of thirteen directors, at least ten of whom were independent directors (as defined by New York Stock Exchange standards). To promote open discussion among our independent/non-management directors, those directors meet at regularly scheduled executive sessions without management present. Four such meetings were held during 2015.

Our by-laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director is authorized to call meetings of the independent directors, and has duties that include:

•	Presiding at any meeting of the Board at which the Chairman is not present;

•	Presiding at executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors when requested to do so;

•

Conferring with the Chairman regarding (i) the information sent to the Board, (ii) the agenda for meetings of the Board, and (iii) the schedules for meetings of the Board to assure that there will be sufficient time to discuss agenda items; and

•	Being available for consultation and direct communication with major shareholders.

J.M. Micali currently serves as the Chairman of the Corporate Governance and Nominating Committee, and as Lead Director.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA, or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills, and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election as Board of Directors’ nominees at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, however, shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Shareholder Proxy Access

At its February, 2016 meeting, the Board of Directors adopted an amendment to the Company’s By-laws to provide eligible shareholders with new “proxy access” rights for nominating director candidates. Under the amendment, a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years may submit eligible director nominees for up to the greater of one director or 20 percent of the number of directors to be elected at the meeting if the board is classified, and the greater of two directors or 20 percent of the number of directors in office if the Board is not classified, all subject to the procedures, terms and conditions specified in the By-laws. For further information about the Board of Directors’ consideration of the terms of the proxy access by-law, please see “Shareholder Proposal Regarding Proxy Access – Board of Directors’ Statement in Opposition” beginning on page 65.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication, the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Lead Director, who is also the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2015, our Board of Directors held four regularly scheduled meetings and one special meeting to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. All directors, with the exception of B.J. McGarvie, attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2015, all of our directors attended the Annual Meeting.

To assist it in performing its duties, our Board of Directors has established an Audit Committee, an Executive Compensation Committee, a Corporate Governance and Nominating Committee, an Employee and Public Responsibility Committee, a Financial Policy Committee, and an Executive Committee. The table below outlines the membership and the number of meetings held by each committee in 2015. A brief description of the primary duties of each committee follows the table. Complete charters for all committees are available through the Investor Relations section of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the New York Stock Exchange’s Listing Standards.

	Audit Committee	Executive Compensation Committee	Corporate Governance and Nominating Committee	Employee and Public Responsibility Committee	Financial Policy Committee	Executive Committee
H.A. Cockrell		X			X
P.L. Davies		X	X
H.E. DeLoach, Jr.						X
J.R. Haley				X	Chair
R.G. Kyle	X				X
E.H. Lawton, III	X			X
J.E. Linville	X			Chair
B.J. McGarvie				X	X
J.M. Micali		X	Chair		X	X
S. Nagarajan	X			X
M.D. Oken	X	Chair	X			X
M.J. Sanders						X
T.E. Whiddon	Chair	X	X		X
Number of 2015 Meetings	14	6	5	2	4	0

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board of Directors with oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function. The committee is directly responsible for the appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company.

The Executive Compensation Committee establishes the Company’s general compensation philosophy and oversees the development and implementation of compensation programs. The committee directly oversees the administration of the Company’s executive officer compensation programs, reviews and approves corporate goals and objectives, evaluates actual performance against those goals and objectives, and sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers. The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the captions “Executive Compensation — Compensation Discussion and Analysis — Role of Executive Officers in Determining Executive Compensation” on page 37 and “— Role of Independent Compensation Consultant” on page 37.

The Corporate Governance and Nominating Committee is responsible for developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors. The committee identifies, evaluates, and recommends individuals to the Board for nomination as members of the Board. The committee annually reviews the skills and characteristics of current Board members, and ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

The Employee and Public Responsibility Committee provides oversight and guidance on social and public policy issues, including compliance with governmental or other regulatory requirements, which may affect business performance and public perception of the Company. The committee oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

The Financial Policy Committee provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation. The committee reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.

Annual Performance Evaluation of the Board

Annually, the Corporate Governance and Nominating Committee administrates a comprehensive self evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2015.

The RMC is guided in its activities and responsibilities by a risk management framework originally developed and implemented in 2006. As part of that development process, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.

Board / Committee	Primary Areas of Risk Oversight
Full Board	• Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning.

Audit Committee	• Oversight of risk management process and structure; risks and exposures associated with financial reporting, internal controls, regulatory and other compliance, and litigation.

Board / Committee	Primary Areas of Risk Oversight
Financial Policy Committee	• Risks and exposures associated with liquidity, interest rates, currency, pension funding and investment performance, insurance coverage, and significant capital transactions.

Executive Compensation Committee	• Risks and exposures associated with executive development, succession policies and programs, and compensation policies and practices including incentive compensation.

Employee & Public Responsibility Committee	• Risks and exposures associated with the environment, safety in the workplace, equal opportunity employment, litigation, public policy, and other matters involving the Company’s reputation.

Corporate Governance & Nominating Committee	• Risks and exposures related to corporate governance, leadership structure, effectiveness of the Board and its committees, new director candidates, conflicts of interest, and director independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2015 were H.A. Cockrell, P.L. Davies, J.M. Micali, M.D. Oken, and T.E. Whiddon. None of the members of the Committee had any relationship required to be disclosed by Section 407(e)(4) of Regulation S-K.

RELATED PARTY TRANSACTIONS

R.H. Coker, an employee of the Company since 1985, is the brother-in-law of J.R. Haley who is a member of the Board of Directors. Mr. Coker is currently Group Vice President, Global Rigid Paper & Closures & Paper & Industrial Converted Products, Europe, Middle East, Africa, Asia, Australia and New Zealand, and received total 2015 compensation of $1,667,000.

J.W. DeLoach, an employee of the Company since 1998, is the son of H.E. DeLoach, Jr. who is Executive Chairman of the Board of Directors. Mr. DeLoach is currently Regional Manufacturing Manager – Paper Stock Dealers, and received total 2015 compensation of $166,000.

S. Nagarajan, a member of the Board of Directors of Sonoco, is Executive Vice President of Automotive OEM of Illinois Tool Works, Inc. (ITW). Sonoco sold $4,475,000 in products to and purchased $307,000 in products from ITW during 2015. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2016. The Board of Directors considered these relationships when making its determinations of independence.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our officers are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (i) any executive officer or director, (ii) any nominee for director, (iii) a beneficial owner of more than 5% of our voting securities, or (iv) any immediate family member of an officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.

We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees, or by the Audit Committee as to executive officers. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information as of December 31, 2015, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percent of Class
No Par Value Common	BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	9,641,341	9.6%

	The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	6,938,282	6.87%

	State Street Financial Center (3) One Lincoln Street Boston, MA 02111	6,495,469	6.4%

(1)	In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 9,264,715 shares and sole dispositive power with respect to all 9,641,341 shares.

(2)	In its most recently filed Schedule 13G, The Vanguard Group reported sole voting power with respect to 72,477 shares, shared voting power with respect to 5,500 shares, sole dispositive power with respect to 6,866,305 shares, and shared dispositive power with respect to 71,977 shares.

(3)	In its most recently filed Schedule 13G, State Street Financial Center reported shared voting power and shared dispositive power with respect to 6,495,469 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 4, 2016, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent Of Class (2)	Vested Restricted Stock Units (3)	Deferred Compensation Units (4)	Performance- Contingent Restricted Stock Units (5)
H.A. Cockrell	–		–	–	5,895	–
Director
P.L. Davies	–		–	–	28,065	–
Director
H.E. DeLoach, Jr.	562,655		–	31,519	30,349	–
Executive Chairman
J.R. Haley	15,115		–	–	12,167	–
Director
R.G. Kyle	–		–	–	683	–
Director
E.H. Lawton, III	328,879	(6)	–	–	28,065	–
Director
J.E. Linville	553,213		–	–	28,065	–
Director
B.J. McGarvie	–		–	–	3,296	–
Director
J.M. Micali	–		–	–	40,782	–
Director
S. Nagarajan	–		–	–	683	–
Director
M.D. Oken	7,350		–	–	27,994	–
Director
T.E. Whiddon	15,590		–	–	28,065	–
Director
M.J. Sanders	28,396		–	10,986	–	160,032
President, Chief Executive Officer, and Director
B.L. Saunders	21,494		–	15,906	–	–
Senior Vice President and Chief Financial Officer
J.M. Colyer	35,039		–	–	–	–
Senior Vice President
R.C. Tiede	38,398		–	15,914	6,313	–
Senior Vice President
R.H. Coker	144,380	(7)	–	12,198	–	–
Group Vice President
All Executive Officers and Directors as a group	1,912,472		1.9%	176,055	240,422	248,024
(28 persons)

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Included are shares that would be issuable upon exercise of only those Stock Settled Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 4, 2016, as to which our stock price on February 4, 2016 of $40.62 exceeded the exercise price (“SSARs with appreciation). The exercise prices of the SSARs held by Messrs Sanders, Colyer and Tiede were higher than our stock price on February 4, 2016. Therefore, although these

SSARs were vested, they were not exercisable on that date. These SSARs were granted under the 1991 Key Employee Stock Option Plan (“1991 Plan”), the 2008 Long-Term Incentive Plan (“2008 Plan”), the 2012 Long-Term Incentive Plan (“2012 Plan”) and the 2014 Long-Term Incentive Plan (“2014 Plan”) for the following director and named executive officers:

	Total Vested / Exercisable SSARs	SSARs with Appreciation as of February 4, 2016	Net Shares Issuable Upon Exercise of SSARs with Appreciation that are included in the above table
M.J. Sanders	205,064	–	–
B.L. Saunders	82,327	7,500	839
J.M. Colyer	94,622	–	–
R.C. Tiede	96,288	–	–
R.H. Coker	70,776	28,900	4,846
All Executive Officers and Directors as a group	845,910	148,060	27,686

Also included are shares held in our Dividend Reinvestment Plan (12,167) and shares held in our Savings Plan (15,342).

Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 1991 Plan, 1996 Plan, 2008 Plan, 2012 Plan or 2014 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Compensation Program for the three year performance periods ended December 31, 2005 through December 31, 2014. Issuance of these shares has been deferred until after separation of service and no present dispositive or voting rights are associated with them.

(6)	Includes 263,574 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in, and disclaims beneficial ownership of, these shares.

(7)	Includes 124,626 shares pledged as a security.

Director Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four, and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice of many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information and written representations made to us, in 2015 all of the required filings were made on a timely basis with the following exceptions, which resulted from administrative errors: 1) one Form 4 for R.C. Tiede representing one issuance of phantom stock resulting from the deferral of salary, 2) one Form 4 for J.A. Harrell representing the granting of equity awards, and 3) one Form 4 filing for each director representing one issuance of phantom stock resulting from the deferral of retainer fees were not timely reported. These reports were filed immediately upon discovery of the error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our compensation decisions in 2015 were a result of a combination internal and external factors with the overarching goal of linking pay with performance and creating long-term shareholder value. Our decisions involving goal setting and other actions influencing executive compensation were based on our expectations for modest volume growth in our global consumer and industrial served markets; lower commodity costs which would lead to a favorable price/cost relationship; a negative impact of foreign exchange due to a strengthening U.S. dollar; productivity improvements which would more than offset higher labor, energy, freight and other operating expenses; and results from acquisitions which would essentially offset higher expenses for pension and post-retirement benefits and higher depreciation.

In July 2015, the Company discovered the operating results for a packaging center in Irapuato, Mexico, part of the Company’s Display and Packaging segment, had been overstated since 2012. Working with outside accounting and legal consultants, a thorough review of financial results was conducted. We determined that reported consolidated revenue and the cost of sales had been misstated from 2012 through the first quarter of 2015, resulting in a cumulative overstatement of income before income taxes of $32.4 million and net income of approximately $23.3 million, or $0.23 per diluted share. The Company concluded the misstatements warranted a restatement of the Company’s financial statements for 2012 through the first quarter of 2015. Although independent review found no involvement from any current or former executive officer, certain executive officers in the line of command were required to pay back certain incentives pursuant to the Company’s clawback policy as described later in this document.

Our efforts to ‘Grow and Optimize’ Sonoco in 2015 focused on putting all the pieces in place to ‘Grow’ through new products, new markets, new services and new ways of thinking, as illustrated by the opening of our new $12 million consumer packaging innovation center, the iPS Studio in Hartsville, S.C. At the same time, we worked to harness the power of our portfolio and our people to further optimize business performance. Despite diverging global economic conditions and headwinds stemming from the strength of the U.S. dollar, we achieved solid year-over-year improvement in gross profits, base earnings, cash flow from operations and free cash flow. Our targeted growth segments, Consumer Packaging and Protective Solutions, achieved record sales and base earnings, while we focused on optimizing our more cyclical Industrial businesses which faced difficult conditions in some of our global served markets due to slowing manufacturing activity.

Financial, operating and strategic performance milestones in 2015 included the following:

•

Net sales declined 1% to $4.96 billion as the negative impact of foreign exchange reduced sales by approximately $276 million, offsetting $236 million in sales coming from net acquisitions. Volume growth and a positive mix of business were essentially offset by lower selling prices stemming from falling recovered paper and resin costs.

•	Gross profit increased 2.4% to a record $929 million with gross profit as a percent of sales expanding to 18.7%, up 60 basis points, to the highest level since 2007.

•

Base earnings grew 3% to $256.7 million, or $2.51 per diluted share. This improvement stemmed from a positive price/cost relationship, manufacturing productivity improvements and acquisitions, partially offset by higher labor, pension, maintenance and other operating costs and unfavorable changes in exchange rates. Improved volume in our Consumer Packaging and Protective Solutions segments was essentially offset by lower volume from the Paper and Industrial Converted Products segment and negative changes in the mix of products sold in most businesses. (See definition of base earnings and a reconciliation to its most closely applicable GAAP financial measures on page ## of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.)

•

The Company successfully integrated the acquisition of Weidenhammer Packaging Group, a German-based composite can packaging company, and achieved $0.14 per share in earnings accretion, exceeding our projected pro forma results. The Company’s portfolio was also favorably impacted by the sale of two metal closure operations in Ohio and the acquisition of a majority interest in Graffo, a Brazilian flexible packaging business.

•

In 2015, cash generated from operations increased 8.4% to $453 million due to higher GAAP net income that reflected higher impairment, depreciation and other non-cash charges. 2015 pension and post-retirement plan contributions, net of expenses, were $47 million less than the previous year. Net capital expenditures and cash dividends were $189 million and $138 million, respectively, during 2015, compared with $169 million and $129 million, respectively, in 2014. Free cash flow grew 17.7% to $293 million. The Company used available cash to pay $138 million in dividends to shareholders and reduce debt, net of proceeds, by approximately $112 million. In addition, we made acquisitions totaling $17 million, including the purchase of a majority interest in a flexible packaging business in Brazil for $16 million.

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We raised the common stock dividend to shareholders by 9.4% to $1.40 per share on an annualized basis in 2015. This was the 90th consecutive year, dating back to 1925, we paid cash dividends to shareholders and the 33rd consecutive year we raised common stock dividends. Our dividend is one of the highest payouts in the packaging sector and is approximately 50% higher than the S&P 500. We are part of an exclusive club of companies named to Top 25 S.A.F.E. Dividend Stocks, by Dividend Channel. S.A.F.E. stands for Solid Return, Accelerating Amount, Flawless History and Enduring Payments.

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Our capital structure remains one of the strongest in the packaging sector with a net debt-to-total capital ratio of 38.3%, down from 42.1% at the end of 2014. Standard and Poor’s rates our debt with a solid investment grade of BBB+.

In addition to achieving these strong financial, operating and strategic milestones, we were recognized as one of the best managed companies in economic, environmental and social dimensions. Some of these achievements include:

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For the seventh year in a row, we were listed on the Dow Jones Sustainability World Index for 2015/2016. Only 317 companies were selected to the DJSI World Index following RobecoSAM’s Corporate Sustainability Assessment of 2,126 companies. Including Sonoco, only three global (2 U.S.) packaging companies made the listing. From the assessment, we received industry-leading scores for corporate citizenship and philanthropy; talent attraction and retention; corporate governance; code of conduct compliance; and anti-trust and bribery policy and practices. In addition, we were also named a RobecoSAM Bronze Class member in its Sustainability Yearbook 2015 in the containers and packaging sector.

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We achieved our five-year global sustainability targets, including significant reductions in global greenhouse gas emissions (GHG), water usage and development of landfill-free operations. In our annual Corporate Responsibility Report, we reported normalized carbon dioxide (CO2) emissions reductions of nearly 24% over the past five years, due primarily to the installation of a new biomass cogeneration system at our largest manufacturing complex in Hartsville. We previously set a goal of reducing CO2 emissions by 15% over the five-year period ending in 2014. In addition, normalized water usage decreased 40% over the five-year period due to our investment in a new water cooling and treatment system at the Hartsville complex. Nearly 10% of our global operating facilities also achieved Sonoco Sustainability Star Awards by reaching landfill-free status of 95% waste diversion or higher. In addition, our Sonoco Recycling subsidiary implemented programs for 17 of its customers’ facilities to also reach landfill diversion goals.

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We ranked second in the packaging and container sector of Fortune Magazine’s 2016 World’s Most Admired Companies, receiving the top score for financial soundness and second best scores for innovation, social responsibility and talent management. This corporate reputation ranking of the top 350 global companies is based on nearly 4,000 stakeholder assessment surveys.

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We were listed as one of the 2015 100 Best Corporate Citizens by Corporate Responsibility Magazine for the seventh year in a row for the transparent way we conducted our business in the areas of climate change, employee relations, environment, finance, corporate governance, human rights, philanthropy and community support.

The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all executive compensation. In reviewing the foregoing achievements in 2015, the Committee noted strong management team performance in several areas when compared with the performance of our packaging peers. The Committee also reviewed the impact of the above mentioned restatements on performance-based incentive plans as described in the “Incentive Compensation Clawback Policy and Application to Restatement of Financial Results” section and the “Summary Compensation Table” and “2015 Option Exercises and Stock Vested” table and footnotes.

Despite the restatement and global economic challenges, the Company nearly met its financial targets in 2015. As a result and consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid out below target level. Specific results for the Performance-based Annual Cash Incentive payout are described in detail under “2015 Committee Actions – Performance – Based Annual Cash Incentive” on page 28, and results for the 2013-2015 Long-Term Incentive Plan are described in more detail under “Results of 2013-2015 PCSU Performance Cycle” on page 32. The specific drivers and results of these two plans, as well as all other components of executive compensation, are covered in detail in later sections.

Highlighted below is an overview of Sonoco’s goals regarding executive compensation followed by the compensation objectives and elements of our executive compensation programs. The rationale of the key actions and decisions made with respect to our executive compensation programs in 2015 is also provided throughout several sections of the Compensation Discussion and Analysis.

Sonoco’s Goals Regarding Executive Compensation

Pay for performance. Compensation should provide incentive for and reward the creation of value for the Company’s stakeholders. As such, we believe that a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that (a) reflect the decisions and efforts of those being compensated, and (b) contribute to the creation of value over the long term. While compensation should ultimately reward long-term performance, incentives for short-term (i.e. annual) performance objectives are also appropriate to the extent the incentive supports sustainable value creation. As illustrated on page 25, 83% of our CEO’s target total direct compensation and 74% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.

Pay within reason. Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company size and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation, but does not provide any other services to the Company. The Board reviews comparative pay data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only minimal perquisites.

Listen. Sonoco intends to regularly seek input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.

Comply and Communicate. Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Board’s decision-making process, from the selection of peer groups and performance targets, through performance assessment and award determination.

Encourage stock ownership. Sonoco values stock ownership and retention by its executives because we believe that it reinforces a “shareholder” mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a “No-Hedging” policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, the Board of Directors adopted an anti-pledging policy that prohibits Directors and executive officers who are subject to target Sonoco common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. Our equity compensation plans do not permit backdating, re-pricing, or retroactively granting equity awards, or payment of dividend equivalents on unearned performance shares or stock options.

Minimize guarantees. Sonoco believes that senior executives should be engaged without employment contracts that guarantee salary or incentive payments or that provide substantial severance payments upon termination (absent a change in control). In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.

Lead by example. Director compensation should be reasonably structured to reward the efforts of directors without compromising the independence necessary to protect shareholders’ long-term interests. We believe that payment of a significant portion of directors’ fees in stock that must be held for the duration of the director’s service helps align directors’ interests with the interests of other shareholders.

SAY ON PAY — SHAREHOLDER FEEDBACK

At the April, 2015 Annual Meeting 97.6% of the stockholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. Further, throughout the year, management engaged in dialogue with our largest investors to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices. The high shareholder vote in favor of the “Say on Pay” proposal and management’s dialogue with investors did not raise any issues indicating that changes were necessary to our executive compensation design for 2015.

The Committee carefully considers feedback from our stockholders regarding our executive compensation program. In addition to the annual “Say on Pay” advisory vote on NEO compensation, stockholders are invited to express their views to the Committee as described under the heading “Corporate Governance – Communications with the Board of Directors.”

COMPENSATION OBJECTIVES

The Committee is comprised of all independent directors. The Committee establishes the Company’s overall compensation philosophy, oversees the development and implementation of various compensation programs and determines the executive compensation provided to all our executive officers, including our NEOs. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 15 of this Proxy Statement and a copy of the Committee’s charter is also available in the Investor Relations section of our website at www.sonoco.com. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Our compensation program is designed to meet three principal objectives;

•	Attract, retain and reward executives whose contributions support the Company’s long-term success;

•	Encourage achievement of both short and long-term financial and strategic goals by directly linking executive compensation to Company performance; and

•	Maintain consistent and continuing alignment of management actions and shareholders’ interests.

Each aspect of our overall compensation program is designed to support these objectives to various degrees, with the overarching goal of maximizing long-term shareholder value.

PAY MIX AND PAY PHILOSOPHY

The executive compensation program consists of several components:

Direct compensation elements, consisting of

•	Base salary

•	Performance-based annual cash incentive

•	Long-term equity incentive

Executive benefit elements, consisting of

•	Supplemental executive retirement benefits

•	Executive life insurance

Minimal perquisites

WEIGHTINGS OF DIRECT COMPENSATION ELEMENTS

Base salary, performance-based annual cash incentive and long-term equity incentives comprise total direct compensation for each executive. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating results and changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, 83% of the CEO’s target total direct compensation and 74% of the other NEOs’ target total direct compensation are at risk.

Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.

The following charts illustrate the allocations of direct compensation elements and are based on 2015 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-Based Annual Cash Incentive” section on page 27. For long-term equity incentives, “target” is equal to the grant date value of the share allocation and is described in the “Long-Term Equity Incentives” section on page 30. The method used to value shares is consistent with the information presented in the “Summary Compensation Table” on page 39.

USE OF NATIONAL MARKET SURVEYS AND PEER COMPANY DATA

The Committee relies on two sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms, Hay Group, Aon Hewitt, and Towers Watson. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data”. We match our corporate officer positions to the survey positions using the aggregate data from participants with sales in the $1 billion to $5 billion range, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. In addition to the National Survey Data, at least annually, the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 14-company group of packaging companies approved by the Committee that we refer to as our “Peer Group”. The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco.

The 14 Peer Group companies, each of which has revenues that generally range between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated	Greif Incorporated
Avery Dennison Corporation	MeadWestvaco Corporation
Ball Corporation	Owens-Illinois Incorporated
Bemis Company Incorporated	Packaging Corporation of America
Crown Holdings Incorporated	RockTenn Company
Domtar	Sealed Air Corporation
Graphic Packaging	Silgan Holdings

The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases the data from both sources are comparable.

COMMITTEE REVIEW OF OVERALL COMPENSATION COMPONENTS AND AGGREGATE AWARDS

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or stock-settled stock appreciation rights outstanding and the option price, unvested performance contingent restricted stock units (projected at threshold, target, and maximum), unvested restricted stock units, the value of accrued retirement benefits, and the amount of executive life insurance coverage. The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.

The Committee assesses total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. The Committee reviews tally sheets for each NEO and may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of prior performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

DESCRIPTION OF DIRECT COMPENSATION ELEMENTS AND 2015 COMMITTEE ACTIONS

This section describes the direct compensation elements for the Company’s Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers. We refer to these five executive officers as our Named Executive Officers (“NEOs”).

Named Executive Officers (NEOs) for 2015

Officer	Title
M. Jack Sanders	President and Chief Executive Officer (“CEO”)
Barry L. Saunders	Senior Vice President and Chief Financial Officer (“CFO”)
John M. Colyer, Jr.	Senior Vice President, Global Industrial Products & Protective Solutions
Robert C. Tiede	Senior Vice President, Global Consumer Packaging & Services
Robert H. Coker	Vice President, Global Rigid Paper & Plastics

At the April 2015 meeting, the Compensation Committee Board of Directors approved the promotion of Barry Saunders from Vice President & Chief Financial Officer to Senior Vice President & Chief Financial Officer, effective May 1, 2015.

Base Salary

The Committee uses base salary to attract, retain and reward executives based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad based compensation in the Company as well as a comparison to the National Survey Data at median as outlined above. Each year, the Committee reviews the base salary of all executives including the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, the current economic environment, and the operating results of the Company. The decisions relative to the amount of individual merit increase awards are based primarily on each executive’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive’s current salary to the base salary midpoint for the position. Generally, executives who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.

Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.

2015 Committee Actions — Base Salary

At its April 2015 meeting, the Committee approved merit increases for the executive officer group. In making the increases the Committee considered the executives’ overall performance, contribution to the Company’s results, experience and market competitiveness. The CEO and other NEOs each received a merit increase of 3%. In addition to the merit increases, market adjustment increases of 2% and 4% were made for Messrs Sanders and Saunders, respectively, effective June 1, 2015. This brought each executive closer to median pay (based on National Survey Data).

Performance-Based Annual Cash Incentive

The Committee uses performance-based annual cash incentives designed to align executives’ interests with those of our shareholders by focusing on strong annual financial and operating results. In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers (“PBAI Plan”). Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the NEOs other than the CFO. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum and any individual participant award cannot exceed 30% of the pool. The amounts of actual incentive awards made by the Committee to the NEOs have historically been substantially lower than the maximum plan award levels allocated by the PBAI Plan. The Committee uses negative discretion under the PBAI Plan to reduce the maximum awards using such factors as it deems appropriate with the primary factor being the performance against the goals in the Officers’ Incentive Plan (“OIP”) as described in the paragraphs below.

To determine the actual awards each year, the Committee establishes under the OIP a “threshold” a “target” and a “maximum” incentive amount for each NEO, including the CFO who is not covered under the PBAI Plan. These represent a percentage of base salary. Each level (threshold, target and maximum) represents different Company performance and year over year growth expectations considering factors such as the Company’s annual operating budget for the year, the Company’s prior year’s performance, and the historical performance levels of our packaging peer group. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered competitive as compared to National Survey Data. Threshold goal is set at what is considered minimally acceptable performance, while maximum goal equates to what is believed to represent superior performance for the year and correspondingly an above national survey median compensation opportunity. “Threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to two times “target” payout.

The Committee has authority to adjust payouts under the OIP to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or global economic events. Under no circumstance would the payout exceed the maximum potential under the shareholder approved PBAI Plan.

The Committee also determines each year the types of financial measures that will be used under the OIP. Normally, performance at budget will earn a “target” award since budget is set to reflect what the Board believes will represent above average performance for the year versus our Peer Group. However, the Committee may choose to set “target” incentive for performance above or below budget depending on the degree of difficulty in achieving budget in any one year. Similarly, the Committee establishes financial objectives for maximum incentive that are above budget, which is believed to be superior performance for the year.

2015 Committee Actions — Performance-Based Annual Cash Incentive

Under the PBAI Plan for 2015, the maximum incentive pool available for all NEOs except the CFO was $9,824,155 of which no more than 30% ($2,947,247) could be allocated to any one participant. The actual awards paid were determined by the Committee in its exercise of negative discretion, primarily on the basis of performance under the OIP as described below.

The Committee relies on national market surveys and peer company data to determine target incentive levels. For 2015, the Committee established an annual incentive compensation threshold, target, and maximum payout under the OIP for each NEO, as follows:

	Annual Incentive Compensation at Threshold*	Annual Incentive Compensation at Target*	Annual Incentive Compensation at Maximum*
M.J. Sanders	44%	110%	220%
B.L. Saunders	29%	73%	146%
J.M. Colyer, Jr.	30%	75%	150%
R.C. Tiede	30%	75%	150%
R.H. Coker	28%	70%	140%
*	as a percentage of base salary

Financial performance measures are established each year and for 2015, the Committee considered year over year growth in base earnings per share to be the most critical performance measure for determining share price and, in turn, shareholder value. Therefore, the Committee applied the heaviest weight to this performance measure for all NEOs. Base earnings per share is defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items, and is used to place primary focus on year-over-year operating results. For 2015, given the financial restatements and associated legal fees, the Committee determined to reduce the results of the base earnings per share performance measure by the negative impact of legal fees associated with the restatement.

In addition to the base earnings per share performance measure the Committee selected sales volume growth, acquisition integration and working capital as key performance variables essential to maximizing shareholder value.

Sales volume growth is the year over year increase in revenue attributable to changes in volume and mix, excluding the impacts of prices, exchange rates, acquisitions, divestitures and discontinued operations.

The successful integration of Weidenhammer Packaging Group, Sonoco’s second largest acquisition in company history, was also an important performance measure for 2015. For NEOs responsible for the integration of Sonoco and Weidenhammer businesses, a weighting of 20% was applied to the base earnings per share impact resulting from the Weidenhammer acquisition. This performance measure is specific to 2015 and will not carry forward into 2016.

A working capital metric was included as a performance measure to encourage efforts to increase cash flow through the reduction in our working capital requirements. For 2015, working capital results, expressed as cash gap days (days of accounts receivable and inventory less days of accounts payable), would serve as a potential reduction from the incentive payout percentage calculated from all other performance elements (base earnings per share, sales/volume growth, integration). No reduction would occur if cash gap days met a threshold level. Up to a maximum reduction of 20% could be applied depending on the degree to which the number of cash gap days exceeded threshold.

Messrs. Sanders, Saunders, Tiede and Coker were assigned the following financial measures and weightings for the 2015 OIP.

Incentive Plan Financial Measures	Messrs. Sanders, Saunders, Tiede and Coker
Base Earnings per Share	50%
Sales Volume Growth	20%
Weidenhammer Integrations (BEPS)	30%
Working Capital Deduction	0%-20%

Mr. Colyer was assigned the following financial measures and weightings for the 2015 OIP.

Incentive Plan Financial Measures	Mr. Colyer
Base Earnings per Share	70%
Sales Volume Growth	30%
Working Capital Deduction	0%-20%

Payouts would be scaled within the ranges above based on the extent to which the financial measure goals set forth below were met.

	Threshold	Target	Maximum	Actual 2015 Performance
Base Earnings per Share Growth*	0%	4.3%	7.1%	2.3%
Weidenhammer Integration (BEPS impact)	$0.08	$0.11	$0.13	$0.14
Sales Volume Growth	0%	2.2%	3.2%	1.09%
Working Capital Deduction	44.5	46.0	47.0	44.5
*	Growth requirements above are measured against the 2014 base earnings per share after taking into consideration the restatements. Accordingly, the Company would have to attain $2.41 (threshold), $2.51 (target) and $2.58 (maximum) levels of 2015 base earnings per share for NEOs to receive payouts based on the base earnings per share performance measure.

Our base earnings per share were $2.507 and the negative impact of legal fees associated with the restatements was $0.042 per share. Therefore, $2.465 was used to determine the base earnings per share performance measure under the OIP, resulting in this measure being earned at 73% of target. Information about how base earnings per share was calculated is provided on page ## of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.

The base earnings per share impact of the Weidenhammer acquisition was $0.14, which resulted in the integration performance measure under the OIP being earned at 200% of target.

Sales volume growth for 2015 was $52,830 million (1.09%), which resulted in the sales volume growth performance measure under the OIP being earned at 69.9% of target.

Working capital cash gap days were 44.5 days, which resulted in no deduction of incentive payments under the OIP.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2015 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.

Officer	Annual Incentive Compensation For 2015	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
M.J. Sanders	$1,065,670	97.5%	107.3%	-34.3%
B.L. Saunders	378,743	97.5%	71.5%	-32.5%
J.M. Colyer, Jr.	298,455	72.1%	54.1%	-53.5%
R.C. Tiede	403,066	97.5%	73.1%	-37.1%
R.H. Coker	311,658	97.5%	68.3%	-37.6%

Long-Term Equity Incentives

The Committee uses long-term equity incentives to align executives’ interests with long-term shareholder interests and to provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives as well as promote retention. In 2015, long-term equity incentives were awarded under our 2014 Long-Term Incentive Plan, which was approved by our shareholders in 2014 (the “2014 Plan”). The 2014 Plan provides for various types of equity awards, including restricted stock, restricted stock units, stock appreciation rights, options, performance shares, and performance units. Each year, the Committee determines the types of awards that will be granted under our long-term plan then in effect, and establishes performance measures and performance periods for performance-based awards, and vesting schedules. The awards the Committee granted in 2015 under the 2014 Plan were comprised of performance contingent restricted stock units (“PCSUs”), stock-settled stock appreciation rights (“SSARs”) and restricted stock units (“RSUs”).

To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described, to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. Target performance is established at a performance level the Committee considers to be above median performance and corresponds to above median total direct compensation. To establish the amount of long-term equity award for each position, the Committee then subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2014 Plan as the Committee determines. For 2015, the target mix of awards for each officer was 50% PCSUs, 25% SSARs and 25% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs, SSARs, or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year. The Committee believes that varying the initial target shares under the plan provides a strong motivator to achieve personal performance objectives.

It is our practice to grant PCSUs, SSARs, RSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. During the February meeting, the Committee establishes the goals for the upcoming Performance-Based Annual Cash Incentive plan as well as the goals applicable to the performance shares. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares of equity awards, including PCSUs, stock options or SSARs and RSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting. We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make stock option, SSAR awards or grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee or the date of approval by the Board in the case of a new officer election.

PCSUs

Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than the SSARs and RSUs. Under the plan, actual PCSU shares earned are subject to the degree to which three-year Company financial goals are met and, beginning in 2015, can vary between 0% and 200% of the target shares, and must meet threshold performance in order to achieve a payout.

To establish the three-year performance targets for PCSUs, the Committee takes into consideration the year’s budget for earnings per share, the longer term business outlook, and the Board’s expectations regarding acceptable, superior and outstanding business results over the three-year time horizon. The Committee establishes vesting requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of acceptable, superior and outstanding performance in the context of the Company’s stated objectives for total return to shareholders and returns on capital and equity.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. For any PCSUs that vest, but are deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional PCSUs from the time of vesting until the issuance of actual shares.

SSARs

Grants of SSARs provide the participant with the ability to profit from the appreciation in value of the Company’s stock. SSARs are only valuable to an executive if our stock price increases during the term of the award. The SSAR exercise price is based on the closing price of our stock on the day of the February Board meeting. SSAR awards vest over a period of three years and have a 10-year term from the date of grant. The first vesting date occurs on the one-year anniversary of the grant, and the SSAR will only have value if the award is both vested and the stock price increases above the grant price during the award’s ten year term.

RSUs

Grants of RSUs are intended to foster executive officer retention. These awards vest in one-third increments starting on the one-year anniversary of the date of grant. All award recipients must be actively employed on the vesting date to receive their vested shares. RSUs do not have voting rights and do not provide payment of dividend equivalents on unvested RSUs. For any RSUs that vest, but receipt of which is deferred until six months after separation from service by an individual executive officer, dividend equivalents are accumulated and converted into additional RSUs from the time of vesting until the issuance of actual shares.

We have a practice of making a special grant of time vesting RSUs to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. The value of RSUs granted is based on position. The special grant of officer RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares. These RSUs vest in three equal increments on the third, fourth and fifth anniversary of the grant if RSUs are granted all in one year, or at the third anniversary of each grant if granted over three years. Receipt of RSUs occurs six months following separation from service. If the executive officer leaves the Company for any reason before the RSUs vest, the unvested RSUs are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of termination of employment as a result of death or disability. The special grant of officer RSUs do not have voting rights.

2015 Committee Actions

Changes to Long-Term Incentive Plan Design effective 2015

In 2014, the Committee decided to modify future grants under the Long-Term Incentive Plan in an attempt to simplify the design, implementation, and more accurately link pay for performance. For grants made in 2015, the mix of total targeted long-term incentive compensation value was changed from 75% PCSUs and 25% SSARs to 50% PCSUs, 25% SSARs and 25% RSUs. PCSUs continue to be earned over three-year performance periods, but no longer have a provision for time-vesting in years four and five for below-threshold performance. Actual PCSU shares earned can vary between 0% and 200% of target instead of between 50% and 150% of target, based on the degree to which the three-year company financial goals are met. The vesting period for SSARs increased from one year to three years, with one-third vesting in each of the three years following grant, and the term of SSARs extended from seven years to ten years. To provide a more stable retention benefit, one-third of time-vesting RSUs vests in each of the three years following grant.

Under the prior plan, the maximum retention grant could be 37.5% of the total long-term incentive value. Under the new plan, the time-vested retention component is only 25% of the total long-term incentive value. This more closely aligns our pay-for-performance design with shareholder interests.

PCSUs

On February 10, 2015, the Committee approved PCSU grants to our executives, including the NEOs. As stated above, the value of the PCSU grants were weighted at 50% of the NEOs’ total long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2015 Grants of Plan-based Awards” table on page 42.

Consistent with prior years, the Committee established goals for vesting of the 2015 PCSUs based on two key financial measures: average return on net assets employed (“RONAE”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. These goals are as follows:

	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year RONAE*	10.1%	10.4%	10.7%
Three-Year Cumulative Growth in BEPS**	5.9%	17.3%	29.5%
*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. The RONAE goals will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of 0.1% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.
**	Similar to performance measures under the OIP and as a result of the financial restatements, the Committee applied the pre-determined growth assumptions against restated 2014 BEPS.

The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2015 awards, the average three-year RONAE is weighted 60% and the three-year cumulative growth in BEPS is weighted 40%.

Results of 2013-2015 PCSU Performance Cycle

On February 13, 2013, the Committee granted PCSUs to our executives, including the NEOs. The target performance for the average three year RONAE was 10.0% and the target performance for the three year cumulative growth in BEPS was 19.0%. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average RONAE and cumulative BEPS growth for the three-year performance period from January 1, 2013 through December 31, 2015.

The Company’s actual performance for RONAE was a three-year average of 9.63% which was below target performance under the plan. Using restated earnings applicable to 2012-2015, the Company achieved growth in cumulative BEPS of 11.8% from 2013 to 2015, which was below target. As a result, 66.3% of target PCSUs vested at the end of 2015. The PCSUs that have been earned and have vested are shown in the “2015 Option Exercises and Stock Vested” table on page 45.

SSARs

On February 10, 2015 the Committee approved SSAR grants to our executives, including the NEOs. As stated above, the SSAR awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The SSARs vest in equal installments on the first, second and third anniversaries of the grant and the grant price was set at $46.16 per share, the closing market price of our common stock on February 11, 2015, the date of grant. These SSARs will be valuable to the recipients only if the award vests and the market price of our stock exceeds $46.16 during the ten-year term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “2015 Grants of Plan-Based Awards” table on page 42. Target grants were calculated as described under “Long-term Equity Incentives” on page 30.

RSUs

On February 10, 2015 the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 25% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2015 Grants of Plan-Based Awards” table on page 42. Target awards were calculated as described under “Long-term Equity Incentives” on page 30.

These RSU awards for each of the NEOs, combined with their PCSU and SSAR awards discussed above, equate~~s~~ to approximately 64% of the CEO’s and 54% of the other NEOs target total direct compensation, which is consistent with our pay for performance objective.

Description of Other Executive Compensation and Benefit Elements

Employment Contracts and Potential Payments Upon Termination or Change in Control

The Company has not historically provided employment contracts, severance agreements, change in control agreements, or other such financial security arrangements to our executive officers. We may, however, from time to time, assume an existing employment contract in connection with an acquisition and/or negotiate individual severance compensation arrangements in exchange for a non-compete agreement at the time of separation as circumstances warrant.

Our long-term equity incentive plans do contain provisions for prorated or accelerated vesting of equity awards in the event of death or disability, and in certain cases retirement or change in control. SSAR grants and RSU grants provide that if involuntary (or good reason) termination of employment occurs within two years of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, unvested SSARs and RSUs will immediately vest upon the date of termination. The Committee believes these provisions are necessary so that the executive officers can focus on long-term Company growth and improving stock value without being concerned about risk of forfeiture. PCSU grants provide that unvested stock units will vest on a prorata basis at target upon a change in control. The Committee believes performance metrics can be disrupted and possibly become obsolete in determining the appropriate number of shares to vest during a change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 53. These provisions apply similarly to all plan participants, including those below the executive officer level.

Nonqualified Deferred Compensation Plan

We provide a Nonqualified Deferred Compensation Plan (“NQDC”) for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual incentive awards, restricted stock units and/or performance contingent restricted stock units. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. Details about the plan and accumulated balances are described in more detail under the “2015 Nonqualified Deferred Compensation” table on page 50 and the “Description of Nonqualified Deferred Compensation Plan” on page 51.

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). The Committee has included these two elements in the overall compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two programs are designed to help ensure long-term retention of key senior talent.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance program. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Messrs. Saunders, Colyer, Tiede and Coker are covered under this plan. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.

Mr. Sanders, who was elected as an officer prior to April 1, 2004, receives a benefit approximately equal to three times salary plus target incentive, using a combination of term life insurance coverage and permanent (cash value) insurance. The permanent life insurance provides coverage beyond age 65. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004.

Supplemental Executive Retirement Plan Benefits

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan (the “Restoration Plan”) that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition, officers participate in a defined contribution supplemental executive retirement plan (the “DC SERP”), under which they receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive under the annual incentive plan). Seventy-five percent of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an executive officer.

After retirement, an officer’s DC SERP “account” is paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. A more detailed description of the DC SERP benefit and of other non-qualified defined contribution benefits is set forth under “Description of Nonqualified Deferred Compensation Plans” on page 51 of this Proxy Statement. Messrs. Saunders, Colyer, Tiede and Coker currently participate in these plans.

For executive officers elected before January 1, 2008, which includes Mr. Sanders, the retirement benefit includes the Company’s basic defined benefit retirement plan and the “Pension Restoration” component under the Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate defined benefit SERP (the “DB SERP”) benefit is provided, which, when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. In line with amendments to the Company’s basic defined benefit retirement plan and the Pension restoration benefit under the Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. Officers whose DB SERP benefit accruals are frozen effective December 31, 2018 will begin participating in the DC SERP effective January 1, 2019. Mr. Sanders is the only NEO elected before January 1, 2008, and therefore participates in the DB SERP component of the Restoration Plan.

The DB SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company.

A more detailed description of the DB SERP benefit, Pension Restoration benefit and the qualified Pension Plan benefit is set forth under the “Pension Restoration and DB SERP Components in the Restoration Plan” on page 48 of this Proxy Statement.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are minimal. Executive officers are permitted occasional use of the company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business, and enhances his security. For other officers, personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and our Compensation Committee has adopted a resolution that prohibits such payments.

Executive Compensation Policies

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year unless such amounts are determined to be performance-based compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to maximize our ability to deduct for federal tax purposes compensation provided to senior executives while maintaining compensation programs that support attraction and retention of key executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. Executive officers are required to defer receipt of any PCSUs that vest but would not be deductible under Code Section 162(m) until six months following separation of service, unless an earlier distribution is required to comply with provisions of IRC Section 409A.

Executive Officer Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) was established as a multiple of each executive officer’s annual base salary as outlined below:

Chief Executive Officer	6.0 times annual base salary
Chief Operating Officer	4.0 times annual base salary
Executive Vice Presidents	3.0 times annual base salary
Senior Vice Presidents	2.0 times annual base salary
Other Officers	1.0 times annual base salary

Beginning on July 1, 2011, and until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.

Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested RSUs, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Unvested RSUs and shares that may be acquired through the exercise of stock options or SSARs are not included in the calculation of stock ownership for guideline purposes.

Anti-Hedging Policy

The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock.

Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Anti-Pledging Policy

The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.

As discussed above under “— Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management — Director Stock Ownership Guidelines,” the Board has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.

In adopting the policy, however, the Board recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board determined that it would be appropriate to restrict Directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.

All Directors and executive officers were in compliance with this policy as of December 31, 2015.

Incentive Compensation Clawback Policy and Application to Restatement of Financial Results

The Board of Directors has adopted a “clawback” policy covering payments of incentive based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of bonus or incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such bonus and incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.

The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.

The Board of Directors adopted the clawback policy in 2014. As a result of the Company’s previously mentioned restatements of financial results, the Committee held special sessions to address clawback decisions and to review previously determined plan performance goals relating to unpaid plans. While an independent review found that no current or former executive officers of the Company were involved in issues resulting in the restatement, the Committee determined it was appropriate to recover 2014 annual incentives paid to officers in the line of command, which equaled amounts paid back of $435,742 for Jack Sanders, $150,882 for Barry Saunders and $172,265 for Rob Tiede. The 2014 clawback amounts are reflected in the 2014 amounts reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 39. Recovery of these incentives was effected by a reduction in payout of performance-based incentives earned in 2015 and is reflected in Note 3 to the “Summary Compensation Table” and Note 4 to the “2015 Option Exercises and Stock Vested” table on page 45.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

The Committee seeks input from Frederic W. Cook & Co., Inc., its independent compensation consultant, in its decision making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.

The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under the “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 15 and is also available through the Investor Relations section of our website at www.sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2015, the independent consultant conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of share-based compensation compared to our peer group, and assisted in the preparation of the Company’s public filings with regard to executive compensation, and provided advice on implementation of the clawback policy in connection with the financial restatements. The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.

From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2015, management engaged Aon Hewitt to provide compensation and benefit survey data, executive benefit calculations, FICA tax calculations and document drafting.

The Compensation Committee has assessed the independence of Frederick W. Cook & Co. and Aon Hewitt pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither Frederick W. Cook & Co.’s nor Aon Hewitt’s work for the Compensation Committee and management respectively, raises any conflict of interest.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In order to evaluate performance and use it as a basis for making compensation decisions, the full Board of Directors participates in a formal performance review process that is used for determining the CEO’s compensation. The CEO provides a written evaluation of his performance against objectives at year-end to each director. Each individual director completes a written evaluation of the CEO’s performance. Results are compiled by the Chair of the Corporate Governance and Nominating Committee, who then provides a copy to each director prior to the first Board of Directors meeting for the year. The Committee uses this summary from the Board of Directors to make decisions relative to the CEO’s compensation. The Committee also uses input from its independent compensation consultant in making decisions regarding the CEO’s compensation. The CEO does not participate in decisions regarding the determination of his own compensation, other than to prepare the summary of his results versus objectives for the year as described above.

For the other NEOs and executives, the Committee receives input and recommendations from our CEO as well as its independent compensation consultant. The NEOs or other officers do not have a role in the determination of their own compensation except to provide and discuss their performance against objectives during their annual performance reviews.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2015, and in this Proxy Statement.

M.D. Oken (Chair)    H.A. Cockrell    P.L. Davies    J.M. Micali    T.E. Whiddon

COMPENSATION RISK REVIEW

With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:

•	Appropriate pay philosophy, peer group and market positioning

•	Effective balance between cash and equity compensation, and short- and long-term performance focus

•	Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•

Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation

•	The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•	Meaningful risk mitigators such as substantial stock ownership guidelines, Committee oversight, and use of an independent external consultant

•

Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk)

SUMMARY COMPENSATION TABLE

Name and Principle Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compensation ($) (3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4) (h)	All Other Compen- sation ($) (5) (i)	Total ($) (j)
M. Jack Sanders	2015	$993,632		-0-	$2,995,149	$907,886	$1,065,670	$1,822,130	$125,817	$7,910,284
President and	2014	915,507		-0-	1,865,032	750,008	1,185,621	5,618,077	114,752	10,448,997
Chief Executive Officer	2013	795,096		-0-	3,606,035	499,320	938,609	772,879	84,469	6,696,408
Barry L. Saunders	2015	529,347		-0-	894,432	263,085	378,743	523,783	94,616	2,684,006
Senior VP and	2014	498,156		-0-	765,966	290,044	410,540	820,773	103,745	2,889,224
Chief Financial Officer	2013	445,944		-0-	874,911	268,128	349,620	48,012	73,506	2,060,121
John M. Colyer, Jr.	2015	551,928		-0-	1,082,494	319,230	298,455	413,686	95,062	2,760,855
Senior VP Global Industrial	2014	531,546		-0-	934,678	370,001	641,842	1,160,679	116,346	3,755,092
and Protective Solutions	2013	497,320		-0-	876,864	273,600	417,749	(49,013)	86,226	2,102,746
Robert C. Tiede	2015	551,201	(6)	-0-	1,052,973	310,293	403,066	-0-	197,026	2,514,559
Senior VP Global Consumer	2014	530,836		-0-	934,319	380,007	468,719	-0-	190,901	2,504,782
Packaging and Services	2013	489,514		-0-	875,772	273,600	411,192	-0-	134,787	2,184,865
Robert H. Coker	2015	456,642		-0-	401,638	114,587	311,658	301,040	81,875	1,667,440
VP Global Rigid	2014	443,338		-0-	443,387	170,156	499,642	892,621	93,434	2,542,578
Paper and Plastics	2013	430,418		-0-	515,781	156,408	337,448	(74,985)	71,634	1,436,704

(1)	Awards were made in the form of RSUs and PCSUs. RSUs vest in equal installments on the first, second and third anniversaries of the grant. Vesting of PCSU awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 31. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded, details of the actual value of RSU awards may be found in the “Grants of Plan Based Awards Table” on page 42. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2015, which are included in our 2015 Annual Report to Shareholders. Assuming the maximum level of performance was achieved at the end of the 2015-2017 three-year performance cycle, valued at the 2015 grant date fair value, the maximum award value for the 2015-2017 performance period would be $3,994,707 for Mr. Sanders, $1,157,593 for Mr. Saunders, $1,404,594 for Mr. Colyer, $1,365,295 for Mr. Tiede and $504,187 for Mr. Coker. The awards do not accumulate dividend equivalents unless vested and deferred, and are not subject to accelerated vesting, except as described in the footnotes of the table “Potential Benefits Payable Immediately Upon Certain Separation Events” on page 53.

As executive officers elected after January 1, 2008, Messrs. Saunders, Colyer, Tiede, and Coker participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”). The contribution amount is equal to 10% of their salary and earned incentive and is further described on page 34. The benefit vests at age 55 with at least five years of service as an executive officer. Seventy-five percent of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). Twenty-five percent of the contribution is invested in deferred restricted stock units. The amounts invested in deferred restricted stock units based on salary and earned incentive compensation for Messrs. Saunders, Colyer, Tiede and Coker in 2014 and credited in 2015 were $26,489 $29,335, $29,296 and $23,574 respectively and are reflected in column (e). The amounts earned in 2015 and awarded in 2016 in deferred restricted stock units were $22,702, $21,260, $23,857 and $19,208 for Messrs. Saunders, Colyer, Tiede and Coker respectively and will be reflected in the 2015 summary compensation table if each remains an NEO.

(2)

Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2015 SSARs have a grant price of the closing market price of our common stock on the date of grant. They become exercisable in one third increments on the first, second and third anniversaries of the grant and have a term of ten years from date of grant.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2015 SSARs had an estimated grant date present value of $6.49. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2015, which are included in our 2015 Annual Report to Shareholders. The SSARs will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs and are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	The 2015 amounts are awards pursuant to our annual Officer Incentive Plan as discussed on page 28 of the CD&A. The amounts shown were paid to the NEOs in February of the following year. Mr. Tiede elected to defer $96,148 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation of service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 51.

For each of Messrs. Sanders, Saunders and Tiede, the 2014 amounts reflect a reduction of the amounts recovered due to the financial restatements. The amounts recovered equal $435,742 for Mr. Sanders, $150,882 for Mr. Saunders and $172,265 for Mr. Tiede. Recovery of these amounts was effected by a reduction in payout of PCSUs that vested for the 2013-2015 performance period. Please see “2015 Option Exercises and Stock Vested Table”, footnote (4). For Mr. Sanders, in addition to recovery of the clawback through a reduction in the payout of vested PCSUs, tax rules under IRC Section 162(m) and compliance with Rule 409A, require a portion ($63,335) of the clawback amount to be recovered through a reduction in his 2015 non-equity incentive payout.

(4)	For all NEOs except Mr. Tiede, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the “2015 Pension Benefits” table on page 47, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the pension plan measurement date used for the audited financial statements for the covered year shown in the table. These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Increases in the present value of accumulated benefits resulted from an additional year of pay and benefit service under the retirement formula. There were no changes to the design of the retirement plan benefits during 2015.

The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. The following chart shows the effect that the year-over-year change in pension value had on total compensation by showing total compensation minus the change in pension value. The amounts reported in the Total column are the same amounts reported in column (j) above. Total Without Change in Pension Value represents total compensation, column (j), as determined under applicable SEC rules, minus column (h). The amounts reported in the Total Without Change in Pension Value column are not a substitute for Total compensation. However, given the external variables related to changes in pension values, we believe shareowners may find the chart below useful for comparative purposes. Information on the accumulated pension benefits for each NEO is available in the “2015 Pension Benefits” table on page 47.

	2015		2014		2013
Name	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value	Total	Total Without Change in Pension Value
M.J. Sanders	$7,910,284	$6,088,154	$10,448,997	$4,830,920	$6,696,408	$5,923,529
B.L. Saunders	2,684,006	2,160,223	2,889,224	2,068,451	2,060,121	2,012,109
J.M. Colyer, Jr.	2,760,855	2,347,169	3,755,092	2,594,413	2,102,746	2,151,759
R.C. Tiede	2,545,116	2,545,116	2,504,782	2,504,782	2,184,865	2,184,865
R.H. Coker	1,667,440	1,366,400	2,542,578	1,649,957	1,436,704	1,511,689

(5)	All other compensation for 2015 consisted of the following components for each NEO:

Name	Perquisites (a)	Executive Life Insurance (b)	Company Contributions and Accruals to Defined Contribution Plans (c)	Company Contributions to the Defined Contribution SERP (d)	All other Compensation Total (e)
M.J. Sanders	$15,515	$58,002	$52,300	-0-	$125,817
B.L. Saunders		4,694	21,815	$68,107	94,616
J.M. Colyer, Jr.		7,408	23,875	63,779	95,062
R.C. Tiede		10,977	114,479	71,570	197,026
R.H. Coker		5,126	19,126	57,623	81,875

(a)	Mr. Sanders’ perquisites consisted of $15,515 for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $2,011 per hour in 2015, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the frozen Executive Permanent Life policies described on page 34).

(c)	Comprised of Company contributions to the tax qualified Sonoco Retirement and Savings Plan, and the related non-qualified Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan (“Restoration Plan”), which keeps employees whole with respect to our contributions that were limited by tax law. The Sonoco Retirement and Savings Plan and related Restoration Plan provides for a Company Matching benefit and a Retirement Contribution benefit. All NEOs are eligible for the Company Matching benefit and Mr. Tiede is the only NEO eligible for the Retirement Contribution benefit.

(d)	As executive officers elected after January 1, 2008, Messrs. Saunders, Colyer, Tiede and Coker participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”). The contribution amount is equal to 10% of their 2015 salary and earned incentive and is further described on page 34. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5. Twenty-five percent of the contribution will be issued in Sonoco deferred restricted stock units and is further described under footnote (1) and disclosed in column (e) of the Summary Compensation Table. The benefit vests at age 55 with at least five years of service as an executive officer.

(6)	Mr. Tiede elected to defer $82,680 of this amount into a stock equivalent account under the Deferred Compensation Plan for Corporate Officers in compliance with IRC Section 409A. The value of this account will not be payable until at least six months after his separation from service from the Company. The Deferred Compensation Plan for Corporate Officers is described under the caption “Description of Nonqualified Deferred Compensation Plans” on page 51.

2015 GRANTS OF PLAN-BASED AWARDS

	Grant Date (b1)	Committee Action Date (b2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (5) (l)

Name (a)			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

M.J. Sanders
Annual Cash Incentive	NA	02-10-15	$437,198	$1,092,995	$2,185,990
SSARs	02-11-15	02-10-15								139,890	$46.16	$907,886
PCSUs	02-11-15	02-10-15				23,532	47,063	94,126				1,997,354
RSUs	02-11-15	02-10-15							21,616			997,795
B.L. Saunders
Annual Cash Incentive	NA	02-10-15	158,804	397,010	794,021
SSARs	02-11-15	02-10-15								40,537	46.16	263,085
PCSUs	02-11-15	02-10-15				6,819	13,638	27,276				578,797
RSUs	02-11-15	02-10-15							6,264			289,146
J.M. Colyer, Jr.
Annual Cash Incentive	NA	02-10-15	165,578	413,946	827,892
SSARs	02-11-15	02-10-15								49,188	46.16	319,230
PCSUs	02-11-15	02-10-15				8,274	16,548	33,096				702,297
RSUs	02-11-15	02-10-15							7,601			350,862
R.C. Tiede
Annual Cash Incentive	NA	02-10-15	165,360	413,401	826,802
SSARs	02-11-15	02-10-15								47,811	46.16	310,293
PCSUs	02-11-15	02-10-15				8,043	16,085	32,170				682,647
RSUs	02-11-15	02-10-15							7,388			341,030
R.H. Coker
Annual Cash Incentive	NA	02-10-15	127,860	319,649	639,299
SSARs	02-11-15	02-10-15								17,656	46.16	114,587
PCSUs	02-11-15	02-10-15				2,970	5,940	11,880				252,094
RSUs	02-11-15	02-10-15							2,729			125,971

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2015 Officer Incentive Plan, as discussed on page 27 of the Compensation Discussion and Analysis and reflected in column (g) of the Summary Compensation Table.

(2)	PCSUs awarded in 2015. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 30 of the Compensation Discussion and Analysis section.

(3)	As described in Footnote 1 of the “Summary Compensation Table”, these amounts represent the 2015 RSU awards that vest in equal installments on the first, second and third anniversaries of the grant, plus the portion of the DC SERP benefit invested in deferred restricted stock units.

(4)	SSARs awarded in 2015. These awards vest in equal installments on the first, second and third anniversary of the grant date and have a ten year term. Information about determining the number of award shares is provided on page 30 of the Compensation Discussion and Analysis.

(5)	The value of the option awards (SSARs) is based on a binomial model calculation of $6.49 per share on the date of grant. PCSUs are valued by multiplying the grant date fair value, which is computed in accordance with FASB ASC Topic 718, of the awards by the target number of shares, which is based on the probable outcome of the performance conditions determined as of the grant date. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

									Stock Awards
		Option or SSAR Awards							Number of Shares or Units of Stock That Have Not Vested (1) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (1) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (2) ($) (j)
Name (a)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
M.J. Sanders	02/11/2015			139,890	(3)		$46.1600	02/11/2025
	02/11/2015											23,532	(4)	$961,753
	02/11/2015								21,616	(3)	$883,446
	02/12/2014	158,900	(3)				41.5800	02/12/2021
	02/12/2014											29,260	(5)	1,195,856
	04/01/2013								63,036	(6)	2,576,281
	02/08/2012								600	(7)	24,522
B.L. Saunders	02/11/2015			40,537	(3)		46.1600	02/11/2025
	02/11/2015											6,819	(4)	278,693
	02/11/2015								6,264	(3)	256,010
	02/12/2014	61,450	(3)				41.5800	02/12/2021
	02/12/2014											11,705	(5)	478,383
	02/08/2012								380	(7)	15,531
	02/09/2011	7,500	(3)				36.3400	02/09/2018
J.M. Colyer, Jr.	02/11/2015			49,188	(3)		46.1600	02/11/2025
	02/11/2015											8,274	(4)	338,158
	02/11/2015								7,601	(3)	310,653
	02/12/2014	78,390	(3)				41.5800	02/12/2021
	02/12/2014											14,305	(5)	584,645
	02/08/2012								240	(7)	9,809
R.C. Tiede	02/11/2015			47,811	(3)		46.1600	02/11/2025
	02/11/2015											8,043	(4)	328,717
	02/11/2015								7,388	(3)	301,948
	02/12/2014	80,510	(3)				41.5800	02/12/2021
	02/12/2014											14,305	(5)	584,645
	02/08/2012								203	(7)	8,297
R.H. Coker	02/11/2015			17,656	(3)		46.1600	02/11/2025
	02/11/2015											2,970	(4)	121,384
	02/11/2015								2,729	(3)	111,534
	02/12/2014	36,050	(3)				41.5800	02/12/2021
	02/12/2014											6,655	(5)	271,990
	02/08/2012	18,900	(3)				32.8500	02/08/2019
	02/08/2012								198	(7)	8,092
	02/09/2011	10,000	(3)				36.3400	02/09/2018

(1)	Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(2)	Values of PCSUs/RSUs shown in column (h) and PCSUs/RSUs shown in column (j) are based on the December 31, 2015, closing price of $40.87.

(3)	Represents SSARs, which become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
02/11/2015	1/3 per year in years 1, 2 and 3
02/12/2014	Full vesting after one year
02/08/2012	Full vesting after one year
02/09/2011	Full vesting after one year

RSUs vest in accordance with the schedule below:

Grant Date	Vesting
02/11/2015	1/3 per year in years 1, 2 and 3
04/01/2013	Full vesting after five years

(4)	Represents the number of threshold PCSUs granted February 11, 2015 that will vest on December 31, 2017, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of those target PCSUs and must meet threshold performance in order to achieve payout.

(5)	Represents the number of threshold PCSUs granted February 12, 2014 that will vest on December 31, 2016, if performance criteria are met. The actual number of PCSUs that vest can vary from 50% to 150% of those target PCSUs. In the event that threshold performance goals are not attained and vesting at the end of the three-year performance period is less than 50% of the target award opportunity, the difference between 50% of target and what actually vests is deferred and potentially payable in equal installments at the end of the fourth and fifth year, subject to the participant’s continued employment for that period.

(6)	Represents RSUs awarded to Mr. Sanders upon his election as Chief Executive Officer. The shares will vest at the end of the five year time-based restriction if Mr. Sanders is still employed by the Company. Receipt of shares occurs six months following separation of service. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. If Mr. Sanders leaves the Company for any reason other than death or disability before the shares vest, the unvested shares are forfeited. The individual grant agreement provides for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

(7)	Represents the remaining number of threshold PCSUs granted February 8, 2012. Performance criteria for the 2012-2014 cycle vested at 94% of threshold PCSUs. To encourage retention, the plan provided that if less than 50% of target PCSUs vested, then the difference between what actually vested and 50% of target PCSUs, would vest in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2015 and 2016 respectively, subject to the participant’s continued employment for that period. The remaining 3% of threshold shares to be paid in 2016 are reflected here.

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by our NEOs in 2015 and about RSUs and PCSUs that vested in 2015.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (5) ($) (c)
M.J. Sanders			10,000	(2)	$408,700
			600	(3)	24,522
			37,062	(4)	1,514,724

Total			47,662		$1,947,946
B.L. Saunders	76,900	$1,140,196	1,250	(2)	51,088
			379	(3)	15,490
			19,890	(4)	812,904

Total			21,519		879,482
J.M. Colyer, Jr.	18,000	180,000	3,000	(2)	122,610
			240	(3)	9,809
			19,890	(4)	812,904

Total			23,130		945,323
R.C. Tiede			2,500	(2)	102,175
			202	(3)	8,256
			19,890	(4)	812,904

Total			22,592		923,335
R.H. Coker	34,300	496,321	1,500	(2)	61,305
			198	(3)	8,092
			11,603	(4)	474,215

Total			13,301		543,612

(1)	The difference between the market price of the common stock at exercise and the exercise price.

(2)	Remaining portion of PCSUs that vested for the 2011-2013 long-term incentive plan. Performance criteria for the 2011-2013 cycle vested no PCSUs. To encourage retention, the plan provided that if less than 50% of target PCSUs vested, then the difference between what actually vested and 50% of target PCSUs, would vest in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2014 and 2015 respectively, subject to the participant’s continued employment for that period. The shares shown are those that vested at the end of year five.

Mr. Sanders was required to defer receipt of the 10,000 shares until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the “Nonqualified Deferred Compensation” table on page 50 for more details.

(3)	Portion of PCSUs that vested for the 2012-2014 long-term incentive plan. Performance criteria for the 2012-2014 cycle vested at 94% of threshold PCSUs. To encourage retention, the plan provided that if less than 50% of target PCSUs vested, then the difference between what actually vested and 50% of target PCSUs, would vest in two equal portions at the end of the fourth and fifth year of the plan, or at the end of 2015 and 2016 respectively, subject to the participant’s continued employment for that period. The shares shown are those that vested at the end of year four.

Mr. Sanders was required to defer receipt of the 600 shares until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the “Nonqualified Deferred Compensation” table on page 50 for more details.

(4)	PCSUs that vested for the 2013-2015 long-term incentive performance period that ended on December 31, 2015. Performance criteria for the 2013-2015 performance cycle vested at 66.3% of target PCSUs. The actual payout of Messrs. Sanders, Saunders and Tiede’s vesting PCSUs were reduced by 9,112, 3,692 and 4,215, shares respectively, due to the clawback of their 2014 annual incentives as a result of the financial restatements. Refer to the Summary Compensation table footnote (3) for the amount of incentives recovered. Additionally, Messrs. Sanders, Colyer and Tiede were required to defer receipt of 27,950, 7,458 and 4,967 shares respectively, until six months following separation of service because they were not deductible under Code Section 162(m), unless an earlier distribution is required to comply with provisions of IRC Section 409A. Refer to the “Nonqualified Deferred Compensation” table on page 50 for more details.

(5)	Based on the closing stock price on the date of vesting.

2015 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (4) (#) (c)	Present Value of Accumulated Benefit (5) ($) (d)	Payments During Last Fiscal Year (6) ($) (e)
M.J. Sanders (1)	Sonoco Pension Plan	27.00	$1,187,878
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	27.00	7,192,128
	DB SERP Benefit	28.00	6,888,891

	Total		15,268,897
B.L. Saunders (2)	Sonoco Pension Plan	25.50	866,532
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	25.50	1,921,257

	Total		2,787,789
J.M. Colyer, Jr. (2)	Sonoco Pension Plan	31.00	941,928
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	31.00	2,732,640

	Total		3,674,568
R.C. Tiede (3)
R.H. Coker (2)	Sonoco Pension Plan	29.50	877,310
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	29.50	2,098,359

	Total		2,975,669

(1)	Mr. Sanders participates in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (the “Pension Plan”), a tax-qualified plan, and the Pension Restoration Plan, a nonqualified supplemental retirement plan. The Restoration Plan has two separate defined benefit components: (i) the Pension Restoration component, which compensates our NEOs, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the defined benefit Supplemental Executive Retirement Plan component (the “DB SERP”), which provides an additional benefit to certain of our executive officers elected before January 1, 2008. Further information about these plans is provided in the narrative discussion below. We adopted the DB SERP in 1979 and amended and restated the DB SERP in 1994 to include the Pension Restoration Benefit. In line with amendments to the Company’s basic defined benefit retirement plan and the Pension Restoration benefit under the Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018.

(2)	Messrs. Saunders, Colyer and Coker also participate in the Pension Plan and in the Pension Restoration Benefit component of the Restoration Plan. In addition, they participate in the defined contribution Supplemental Executive Retirement Plan (the “DC SERP”) which is described on page 34.

(3)	Mr. Tiede does not participate in the Pension Plan or the Pension Restoration component of the Restoration Plan because he was hired after participation in these plans was frozen. Instead, he participates in the Retirement Contribution component of the broad-based defined contribution Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, he participates in the Defined Contribution Restoration and the DC SERP components of the Restoration Plan. These plans are described on page 34.

(4)	Years of Credited Service under the Sonoco Pension Plan and the Pension Restoration component of the Restoration Plan begin on January 1 or July 1 coincident with or following one year of service. Years of Credited Service under the DB SERP component of the Restoration Plan begin on the date of hire. We do not provide extra years of credited service under the plans.

(5)

We calculate the present values shown in the table using: (i) the same discount rates we use for applicable financial reporting purposes (4.58% for the Pension Plan and 4.16% for the Pension Restoration and the DB SERP

components of the Restoration Plan); and (ii) each plan’s earliest unreduced retirement age (age 65 for the Pension Plan and the Pension Restoration and DB SERP components of the Restoration Plan as discussed below). The present values shown in the table reflect post-retirement mortality, based on the applicable financial reporting assumption (the RP2014 healthy annuitant mortality table adjusted backward to 2006 with Scale MP-2014 and projected forward with Scale MP-2015 on a generational basis as of 12/31/15).

Sonoco Pension Plan

The Sonoco Pension Plan is a defined benefit retirement plan and covers the majority of employees in the United States, and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in the pay-based formula. The Sonoco Pension Plan was further amended in 2009 to freeze benefit accruals for all participants, effective December 31, 2018. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A. $42 multiplied by years of benefit service (up to 30); plus

B. 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C. 1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D. 0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($260,000 in 2014).

Benefit service begins at the date of commencement of participation, which is the January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities, period certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Pension Restoration and DB SERP Components in the Restoration Plan

The Pension Restoration component under the Restoration Plan is provided to Sonoco employees hired before 2004 (including the NEOs with the exception of Mr. Tiede) to compensate for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Messrs Sanders, Saunders, Colyer and Coker are vested in the Pension Restoration component under the Restoration Plan. Generally, the terms and conditions of the Pension Restoration component (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The Pension Restoration component of the Restoration Plan was amended in 2009 to freeze benefit accruals effective December 31, 2018.

The DB SERP component under the Restoration Plan is provided only to designated officers elected before January 1, 2008, including Mr. Sanders. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DB SERP benefit upon the completion of five years service in the DB SERP. Officers elected after January 1, 2006, become fully vested in their DB SERP benefit upon completion of five years service in the DB SERP and attainment of age 55. The DB SERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Sonoco Pension Plan and the Pension Restoration component of the Restoration Plan.

The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value in 2015 and the present value of each NEO’s accumulated benefit. The increase in pension value is not a current cash payment. It represents the increase in the value of the NEOs’ pensions, which are paid only after retirement. The change in pension value from year to year as reported in these tables will vary based on changes in underlying assumptions and the impact of an additional year of eligible pay and service under the benefit formula, and may not represent the value a named executive officer will actually accrue or receive under the Pension Plan and the Pension Restoration and DB SERP components of the Restoration Plan.

The annual DB SERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DB SERP begins at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62.)

Final average cash earnings for the DB SERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

The DB SERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. Sanders is vested and eligible to retire under the DB SERP. Mr. Sanders has elected to receive the actuarially equivalent value of the DB SERP in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity.

In the event of disability, the annual Restoration Plan disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the Pension Restoration benefit and Sonoco Pension Plan benefit. If the early retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DB SERP installments, and Pension Restoration and the Pension Plan benefits would continue.

2015 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in 2015 (1) (4) ($) (b)	Registrant Contributions in 2015 (4) ($) (c)	Aggregate Earnings in 2015 (2) (4) ($) (d)	Aggregate Withdrawals/ Distributions in 2015 ($) (e)	Aggregate Balance at End of 2015 (3) (4) ($) (f)
M.J. Sanders
Defined Contribution Restoration Benefit	-0-	$47,000	$(8,651)	-0-	$409,214
Deferred PCSUs/RSUs	$1,575,539	-0-	(335,514)	-0-	11,133,997
B.L. Saunders
Defined Contribution Restoration Benefit	-0-	16,515	(2,240)	-0-	105,112
Deferred PCSUs/RSUs	-0-	-0-	(18,431)	-0-	517,925
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	68,107	11,158	-0-	421,782
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	26,489	(6,945)	-0-	132,133
J.M. Colyer, Jr.
Defined Contribution Restoration Benefit	-0-	18,575	(3,454)	-0-	150,986
Deferred PCSUs/RSUs	304,808	-0-	-0-	-0-	304,808
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	63,779	13,913	-0-	504,763
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	29,335	(7,628)	-0-	170,510
R.C. Tiede
1991 Officer Deferred Compensation Plan	143,140	-0-	(8,841)	-0-	411,299
Defined Contribution Restoration Benefit	-0-	92,718	(10,444)	-0-	656,813
Deferred PCSUs/RSUs	203,001	-0-	(17,974)	-0-	708,073
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	71,570	13,123	-0-	487,537
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	29,296	(7,608)	-0-	145,342
R.H. Coker
Defined Contribution Restoration Benefit	-0-	13,826	(2,074)	-0-	89,646
Deferred PCSUs/RSUs	-0-	-0-	(17,736)	-0-	498,549
Defined Contribution Supplemental Executive Retirement Plan (Deferred Cash)	-0-	57,623	11,306	-0-	415,977
Defined Contribution Supplemental Executive Retirement Plan (Deferred Stock)	-0-	23,575	(6,053)	-0-	134,695

(1)	Includes aggregate of deferred equity compensation in 2015. The value of the equity deferral is based on the number of deferred share units multiplied by the closing price of Sonoco stock on the date of deferral (vesting date), which in all cases was $40.87 per share on December 31, 2015. These awards have been previously reported in the Summary Compensation table.

(2)	Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the December 31, 2015 closing price of $40.87. Values also reflect any required Social Security taxes on shares that vested in 2015. Additional detail is provided later in this section under “Description of Nonqualified Deferred Compensation Plans” on page 51.

(3)	For all of the NEOs, the portion of the vested amounts shown in column (f) above that relate to the Defined Contribution Restoration component of the Omnibus Benefit Restoration Plan is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2015. For Messrs. Saunders, Colyer, Tiede and Coker, the portion that relates to the vested Defined Contribution SERP is payable in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years.

(4)	The following table shows contributions, earnings and aggregate balance at the end of 2015 that are reported in the “Summary Compensation Table” on page 39 or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2015 Summary Compensation Table	Amounts in column (c) above reported in the 2015 Summary Compensation Table	Amounts in column (d) above reported in the 2015 Summary Compensation Table	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years	Amounts in column (f) above payable in Company stock rather than cash
M.J. Sanders	$1,575,539	$47,000	-0-	$8,260,207	$11,133,997
B.L. Saunders	-0-	111,111	-0-	413,411	650,058
J.M. Colyer, Jr.	304,808	111,689	-0-	780,359	475,318
R.C. Tiede	346,141	193,584	-0-	1,422,686	1,164,677
R.H. Coker	-0-	95,024	-0-	272,256	633,244

Description of Nonqualified Deferred Compensation Plans

Each participant in the Deferred Compensation Plan for Corporate Officers is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2015, the interest rate was 4.533%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company. Mr. Tiede elected to participate in this plan in 2015. The amount of his deferral is shown in footnote 4 above for column (b) in the table.

The NEOs, as well as other employees, participate in the Defined Contribution Restoration component of the Restoration Plan, which keeps employees whole with respect to company contributions to the Sonoco Retirement and Savings Plan that are limited by the IRC. Mr. Sanders also participates in the DB SERP and Pension Restoration components of the Restoration Plan. Mr. Saunders, Mr. Colyer and Mr. Coker also participate in the Pension Restoration component of the Restoration Plan. Those amounts are shown in the “2015 Pension Benefits” table, beginning on page 47.

Mr. Tiede participates in the broad-based Sonoco Retirement and Savings Plan, a tax-qualified defined contribution arrangement comprised of a Company Match formula and an annual Retirement Contribution for employees hired on or after January 1, 2004. He also participates in the Defined Contribution Restoration component of the Restoration Plan, which provides benefits to all participants in the Sonoco Retirement and Savings Plan whose wages or benefit accruals exceed the annual IRC qualified retirement plan limits, and the Defined Contribution SERP (“DC SERP”), which provides supplemental retirement benefits to executive officers elected after January 1, 2008.

The annual Retirement Contribution to the Sonoco Retirement and Savings Plan is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($118,500 in 2015). Its related nonqualified Defined Contribution Restoration benefit as noted above provides an additional credit covering pay in excess of the annual IRC limit ($265,000 in 2015). One hundred percent of the annual Retirement Contribution to the Sonoco Retirement and Savings Plan is invested at the employee’s discretion in any of several available indexed funds. Participants become fully vested in their tax-qualified and nonqualified annual Retirement Contribution at the earlier of three years of service or reaching age 55. Mr. Tiede is fully vested in the Retirement Contribution to the Sonoco Retirement and Savings Plan.

All of the NEOs participate in the Company Match formula under the Sonoco Retirement and Savings Plan and the Defined Contribution Restoration component of the Restoration Plan.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment. The Defined Contribution Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years.

The Defined Contribution Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

Messrs. Saunders, Colyer, Tiede and Coker participate in the DC SERP component of the Restoration Plan. The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. The remaining twenty-five percent will be issued in Sonoco deferred restricted stock units. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. The deferred restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years. Messrs. Colyer and Coker were not vested in the DC SERP benefit as of December 31, 2015.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 31 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. PCSUs accrue dividend equivalents only after vesting.

Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control

Except for the amounts accrued under the DC SERP, the amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2015, are set forth in column (f) of the “2015 Nonqualified Deferred Compensation” table on page 50. The DC SERP amounts in this table are forfeited upon separation from service unless vested. Messrs. Saunders and Tiede are vested in the DC SERP and those amounts would be paid in the event of a termination including death, disability or retirement. Since Messrs. Colyer and Coker are not vested in the DC SERP, those amounts would be forfeited upon a separation from service. Upon a change in control, there is no accelerated vesting of the DC SERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation is described in the narrative following that table.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

The following table and footnotes describe the potential payments to the Named Executive Officers upon certain separation events as of December 31, 2015, including a change in control of the company.

The table does not include:

•	Compensation or benefits previously earned by the Named Executive Officers or equity awards that are fully vested;

•	The value of pension benefits that are disclosed in the “2015 Pension Benefits” table beginning on page 47

•	The amounts payable under deferred compensation plans that are disclosed in the “2015 Nonqualified Deferred Compensation Plan” table on page 50

•	The value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees

Name	Termination (a)	Disability (b)	Retirement (c)	Change in Control (d)	Death (e)
M.J. Sanders
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	$2,235,630	$2,235,630	$2,235,630	$2,235,630
Unvested RSUs (3)	-0-	2,276,441	-0-	2,276,441	2,276,441
Executive Life Insurance Plan Lump Sum (4)					5,250,000
B.L. Saunders
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	823,653	823,653	823,653	823,653
Unvested RSUs (3)	-0-	256,010	-0-	256,010	256,010
Executive Life Insurance Plan Lump Sum (4)					1,250,000
J.M. Colyer, Jr.
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	1,004,952	-0-	1,004,952	1,004,952
Unvested RSUs (3)	-0-	310,653	-0-	310,653	310,653
Executive Life Insurance Plan Lump Sum (4)					1,500,000
R.C. Tiede
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	998,658	998,658	998,658	998,658
Unvested RSUs (3)	-0-	301,948	-0-	301,948	301,948
Executive Life Insurance Plan Lump Sum (4)					1,500,000
R.H. Coker
Unvested SSARs (1)	-0-	-0-	-0-	-0-	-0-
Unvested PCSUs (2)	-0-	443,603	-0-	443,603	443,603
Unvested RSUs (3)	-0-	111,534	-0-	111,534	111,534
Executive Life Insurance Plan Lump Sum (4)					1,250,000

(1)	Unvested SSARs would immediately vest only in the case of death, disability or involuntary (good reason) termination within two years of a Change in Control that meets the criteria of IRC Section 409A and the regulations thereunder. The closing price on December 31, 2015 was below the SSARs grant price, so no value would have been realized.

(2)	Upon consummation of a Change in Control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a prorata basis.

If the participant separates from service for death, disability or retirement during the performance period, the participant will be entitled to a settlement of shares that would otherwise vest at the end of the three-year performance period on a prorata basis equal to the time employed.

(3)	Unvested RSUs would immediately vest only in the case of death, disability or involuntary (good reason) termination within two years of a Change in Control that meets the criteria of IRC Section 409A and the regulations thereunder.

(4)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 34) was structured, the premiums for Mr. Sanders will end at age 65. Messrs. Saunders, Colyer, Tiede and Coker do not participate in the pre-2004 permanent life insurance program.

The present value of the remaining estimated pre-2004 permanent life insurance premiums for Mr. Sanders projected to age 65 is $59,034.

Premiums paid by the Company on behalf of officers for Executive Term Life insurance policies, as described in the Compensation Discussion and Analysis, will be continued until the later of the officers’ attainment of age 65 or the officers’ retirements from the Company. The present values of the remaining estimated future premiums projected to age 65 are $92,795 for Mr. Sanders, $37,710 for Mr. Saunders, $63,041 for Mr. Colyer, $73,718 for Mr. Tiede and $47,045 for Mr. Coker.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2015, non-employee directors received a quarterly cash retainer of $17,500 for the first quarter and a quarterly cash retainer of $18,750 for each of the second, third and fourth quarters. In addition, the directors received quarterly deferred stock equivalent units valued at $26,250 for the first quarter and quarterly deferred stock equivalent units valued at $27,500 for the second, third and fourth quarters. The Board of Directors approved these changes effective April 1, 2015, based on comparisons of our Company to national surveys of director compensation and an independent study of peer packaging companies. The number of deferred stock equivalent units received is calculated by dividing the quarterly payments by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and must be held until six months following termination of Board service, and will be issued in shares of Sonoco common stock. Directors must elect to receive these deferred share distributions in one, three or five annual installments.

Board members also received a fee of $1,500 for each Board of Directors and each committee meeting attended. Committee chairs received a quarterly committee chair retainer, and the Lead Director received a quarterly retainer of $5,000. For the first quarter of 2015, the Audit Committee chair received a committee chair retainer of $3,750, the Executive Compensation Committee chair received a committee chair retainer of $3,125, and the Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs each received a committee chair retainer of $2,500.

Effective April 1, 2015, the Board of Directors approved the following quarterly committee chair retainers: Audit Committee chair — $5,000 per quarter, Executive Compensation Committee chair — $3,750 per quarter, Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs — $3,250 per quarter.

With the exception of Mr. DeLoach, no director had a compensation arrangement that differed from the program described above. Effective April 1, 2013, Mr. DeLoach assumed the role of Executive Chairman. In addition to the cash retainer and equity award listed above, Mr. DeLoach received incremental Executive Chairman pay of $86,250 per quarter.

Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2015, the interest rate was 4.533%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents, and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2015.

2015 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation ($) (d)		Total ($) (e)
H.E. DeLoach, Jr.	$426,250	$108,750	$254,631	(3)	$789,631
H.A. Cockrell	93,250	108,750			202,000
P.L. Davies	94,750	108,750			203,500
J.R. Haley	102,500	108,750			211,250
R.G. Kyle	187,057	0			187,057
E.H. Lawton, III	103,750	108,750			212,500
J.E. Linville	117,500	108,750			226,250
B.J. McGarvie	87,250	108,750			196,000
J.M. Micali	137,500	108,750			246,250
S. Nagarajan	186,905	0			186,905
M.D. Oken	130,125	108,750			238,875
P.R. Rollier	14,020	22,848			36,868
T.E. Whiddon	142,000	108,750			250,750

(1)	Mr. DeLoach elected to defer all of his Director compensation, which includes his Executive Chairman fees ($345,000), his retainer ($73,750) and his meeting fees ($7,500), into deferred stock equivalent units. In connection with his 27 years of service prior to his retirement as Chief Executive Officer in 2013, in addition to the fees and other compensation paid and stock awarded to him for service as a director as disclosed in the table above, in 2015, Mr. DeLoach received payouts of previously accrued benefits under the Sonoco Pension Plan, the Pension Restoration Plan and the Defined Benefit Supplemental Executive Retirement Plan.

Mr. Kyle was elected to the Board of Directors on February 19, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

Mr. Micali elected to defer 50% his cash retainer ($36,875), 50% of his Lead Director Retainer ($10,000) and 50% his meeting fees ($15,750) into a market rate interest account as described above. The remaining balance of his cash retainer, Lead Director Retainer and meeting fees were deferred into deferred stock equivalent units. Mr. Micali’s committee chair fee ($12,250) was paid in cash.

Mr. Nagarajan was elected to the Board of Directors on February 10, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

Mr. Rollier retired from the Board on February 19, 2015 upon reaching the mandatory retirement age.

(2)	Mandatorily deferred stock equivalent units.

(3)	This amount includes $123,984 in premiums for executive life insurance policies purchased for Mr. DeLoach prior to 2004 while he was an executive officer, and $130,647 in reimbursement during 2014 for the payment of taxes on these life insurance policies. These payments were made pursuant to pre-2004 contractual commitments to Mr. DeLoach. The tax reimbursement benefit has been eliminated for all other executive officers and will no longer be provided once the Company’s contractual obligation to Mr. DeLoach is satisfied.

The table below shows the amount of 2015 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.

Director	Fees Deferred Into Equivalent Stock Units (1)	Payout Schedule Election in Years
H.E. DeLoach, Jr. (2)	$535,000	1
H.A. Cockrell	108,750	1
P.L. Davies	108,750	1
J.R. Haley	108,750	5
R.G. Kyle (3)	0	N/A
E.H. Lawton, III	108,750	3
J.E. Linville	108,750	5
B.J. McGarvie	108,750	1
J.M. Micali (4)	171,375	1
S. Nagarajan (5)	0	N/A
M.D. Oken	108,750	1
P.R. Rollier (6)	36,868	3
T.E. Whiddon	108,750	1

(1)	Mandatory deferrals of stock awards for each director were made of $26,250 on 1/2/15 and $27,500 on 4/1/15, 7/1/15 and 10/1/15.

(2)	Mr. DeLoach elected to defer his Executive Chairman fees ($345,000), his retainer ($73,750) and his meeting fees ($7,500) into deferred stock equivalent units.

(3)	Mr. Kyle was elected to the Board of Directors on February 19, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

(4)	Mr. Micali elected to defer 50% of his cash retainer ($36,875), 50% Lead Director retainer ($10,000), 50% chair fee ($10,000) and his meeting fees ($15,750) into deferred stock equivalent units.

(5)	Mr. Nagarajan was elected to the Board of Directors on February 10, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

(6)	Mr. Rollier retired from the Board on February 19, 2015 upon reaching the mandatory retirement age. During 2015 Mr. Rollier elected to defer his retainer ($9,520) and meeting fees ($4,500) into deferred stock equivalent units.

NON-EMPLOYEE DIRECTORS’ OUTSTANDING EQUITY AWARDS

OR FEES DEFERRED INTO SONOCO STOCK EQUIVALENT UNITS

AT 2015 FISCAL YEAR END

	Deferred Into
	Sonoco Stock
	Equivalent Units
Name	Number	Value (1)
H.E. DeLoach, Jr.	57,701	$2,358,240
H.A. Cockrell	5,212	213,014
P.L. Davies	27,382	1,119,102
J.R. Haley	11,483	469,322
R.G. Kyle (2)	0	0
E.H. Lawton, III	27,382	1,119,102
J.E. Linville	27,382	1,119,102
B.J. McGarvie	2,613	106,789
J.M. Micali	39,711	1,622,976
S. Nagarajan (3)	0	0
M.D. Oken	27,311	1,116,192
P.R. Rollier (4)	14,339	586,015
T.E. Whiddon	27,382	1,119,102

(1)	Based on the December 31, 2015 price of $40.87 per share.

Mr. DeLoach elected to defer his Executive Chairman fees, his retainer and his meeting fees into the stock account (12,636 shares).

(2)	Mr. Kyle was elected to the Board of Directors on February 19, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

(3)	Mr. Nagarajan was elected to the Board of Directors on February 10, 2015. His retainer and meeting fees for 2015 were paid in cash since deferral elections had to be made prior to December 31, 2014, which was prior to his election.

(4)	Mr. Rollier retired from the Board on February 19, 2015 upon reaching the mandatory retirement age. During 2015 Mr. Rollier elected to defer his cash retainer ($9,520) and meeting fees ($4,500) into the stock account.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), our audited financial statements for the year ended December 31, 2015. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Committee has also reviewed the services provided by PwC discussed below, and has considered whether performance of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

T.E. Whiddon (Chair), R.G. Kyle, E.H. Lawton, III,

J.E. Linville, S. Nagarajan, M.D. Oken

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2015, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2016, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2015 and 2014

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2015 and 2014 and for other services rendered during 2015 and 2014 on our behalf.

Fee Category ($ in thousands)	2015	% of Total	2014	% of Total
Audit Fees	$5,056	78.6%	$3,955	67.9%
Audit-related Fees	19	.3	1,076	18.5
Tax Fees	1,314	20.4	765	13.1
All Other Fees	47	.7	28	.5

Total Fees	$6,436	100.0%	$5,824	100.0%

Audit Fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees: All other fees include fees for all services other than those reported above, including business search services. Also reported under “All Other Fees” are the costs of seminars and software provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2015, all audit and permitted non-audit services were pre-approved by the Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”), to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2016, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC, as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC, reach an agreement over the terms of their engagement).

PROPOSAL 3: ADVISORY (NONBINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management’s actions with shareholder interests. Section 14A of the Securities Exchange Act of 1934 now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section beginning on page 21. In response to the 2011 shareholder vote in favor of an annual vote frequency, our practice of holding this vote annually will remain in effect at least until the next such shareholder advisory vote on frequency is held in 2017. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation — Compensation Discussion and Analysis — Say on Pay — Shareholder Feedback” on page 24.

The Board of Directors recommends that you vote FOR the following advisory (non-binding) shareholder resolution approving executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

PROPOSAL 4: BOARD OF DIRECTORS’ PROPOSAL RELATING TO AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND ELECT ALL DIRECTORS ANNUALLY

Background of the Proposal

Our Articles of Incorporation currently provide for a classified Board of Directors divided into three classes, with each class being elected for a three-year term. In 2015, we received a non-binding shareholder proposal recommending declassification of our Board of Directors. The voting instructions given to our proxy agents indicated that approximately 61% of our outstanding shares at the 2015 record date were in favor of the proposal. An amendment to our Articles of Incorporation to effect declassification would require the affirmative vote of 66 2/3% of our outstanding shares.

In light of the number of shares indicating support for the declassification proposal at the 2015 Annual Meeting, and taking into account continuing activism by a number of shareholders and institutional investors in favor of board declassification, the Board of Directors decided to allow the shareholders to vote on a proposal to amend the Articles of Incorporation to require that all directors be elected annually.

However, notwithstanding its decision to submit this matter to a vote of shareholders, the Board of Directors continues to believe that declassification of the Board of Directors is not in the long-term best interests of the Company or its shareholders for numerous reasons, as discussed below. Therefore, the Board of Directors does not recommend that shareholders vote in favor of the proposed amendment. The Board of Directors’ position is explained below.

Our Board is committed to a long-term, sustained approach to shareholder value, and having a classified Board supports that approach.

Our Corporate Governance and Nominating Committee is very intentional about recruiting and retaining highly qualified directors with diverse backgrounds and skill sets that complement each other. The Committee also recognizes the importance of having directors who are willing to work hard to understand our business, and who are discerning and willing to challenge management, and each other, by asking hard questions and pressing for reasoned answers, all while maintaining the collegiality that is key to good governance and decision making. We believe achieving these goals requires a long-term commitment from our directors to us, and, correspondingly, a long-term commitment from us to our directors.

Since 1964, our Articles of Incorporation have provided for our Board to be divided into three classes of directors serving staggered three-year terms (a classified Board), with approximately one-third of our directors being elected each year. We believe this Board structure has worked well because it is grounded in a long-term approach to growth and creation of shareholder value. Our experience at Sonoco has been that our classified Board provides continuity and stability in the Board’s strategies and policies because it, among other things:

•	Encourages our directors to look to the long-term best interests of Sonoco and our shareholders instead of being distracted by the short-term focus of special interests;

•	Provides institutional perspective to our management and directors; and

•	Reduces our vulnerability to hostile, and potentially abusive, takeover tactics.

Long-term interests of Sonoco. Long-term focus is critical to our sustained growth, and sustained growth is critical to creation of shareholder value and has enabled us to pay and consistently increase dividends for 90 consecutive years. Over the 116-year history of the Company, we have provided double-digit returns to shareholders. This figure is particularly striking over the past 15 years, when our total shareholder return has been 214.2% — nearly double the S&P 500 average of 107.8%. Furthermore, over the past decade, we have returned nearly $1.5 billion to our shareholders in the form of dividends and share repurchases.

The ability to undertake and see through to completion long-term initiatives is essential to our Board’s ability to create shareholder value over a sustained period of time. If all of our directors were subject to being replaced every year, there would be an incentive for management to engage in risky behaviors aimed at achieving short-term gains that would be likely to provide only transitory increases in share price at the expense of building long-term, sustainable shareholder value. Furthermore, declassification may actually attract hit-and-run activist shareholders who have short-term goals that are beneficial to them, but detrimental to long-term shareholder value.

Our Board believes that a long-term view gives our Board the ability to focus on organic growth and a well-researched and patient acquisition strategy, research and development to further innovation, and a rational debt structure. We believe the multi-year terms of the classified Board give our directors confidence to take on long-term initiatives that are expected ultimately to benefit shareholders, rather than staying the course, or taking ill-advised short-term actions.

Institutional Perspective. Continuity of leadership is a key element in creating long-term accountability of the Board to our shareholders. As a global provider of consumer packaging, industrial products, protective packaging, and retail display and packaging services with nearly 21,000 employees working in 330 operations in 34 countries, serving some 85 nations, Sonoco is a large and diverse organization. To effectively oversee our businesses, manage our risks, and plan for our future, it is critical that our directors develop an in-depth knowledge and understanding of our business and operations, and, collectively, have an institutional memory of what has worked and what has not worked in the past.

This institutional memory persists as, generally, two-thirds of the Board continues in service after each annual meeting. Furthermore, such in-depth knowledge and institutional memory actually foster our directors’ independence because they make our directors less reliant on management’s perspective. We believe these attributes are best achieved by a sustained period of service and continuity and stability of leadership. We believe our classified Board is a key factor in maintaining such continuity and stability, and helps us attract and retain highly qualified individuals who are willing to commit the time and resources necessary to develop the in-depth knowledge and understanding we seek.

Takeover Defense. Our classified Board is our most significant leverage to help maximize shareholder value in the event of an unsolicited takeover attempt. Our classified Board provides us valuable leverage to negotiate effectively on behalf of all shareholders. Because it would take a two-year election cycle to change control of the Board, a potential acquirer would have to negotiate with a majority of a board comprised of seasoned directors who remained independent of the potential acquirer. This would afford the Board time to evaluate the fairness and adequacy of any proposal and to carefully evaluate alternatives, which might include pressing a potential acquirer for a higher price, seeking out other potential acquirers who might be a better fit or pay a higher price, or rejecting any acquisition altogether if continuing on the then-current course were viewed by the Board as likely ultimately to result in the highest value for shareholders.

This independence and ability to negotiate effectively on behalf of all shareholders would be lost if a potential acquirer were able to replace a majority of the Board with its own candidates in one election cycle because such candidates, if elected, would most likely be focused on getting the best price for the potential acquirer, rather than protecting the interests of all shareholders. Furthermore, recent independent studies have indicated that board classification is associated with higher firm value in the long run while board declassification is associated with a decrease in firm value. (See, e.g. Commitment and Entrenchment in Corporate Governance, Cremers, Masconale and Sepe, October 2015; and Staggered Boards and Firm Value, Revisited, Cremers, Litov and Sete, December 2013 and July 2014).

A classified Board does not, however, preclude a successful takeover offer if that is what shareholders desire. It is important to keep in mind that even a classified board can be changed — one third of the directors are elected each year, so there is an annual opportunity to begin to effect change if shareholders disagree with the Board’s course of action, and a complete change in control of the Board could be effected a year later.

Our Board is Accountable to Shareholders

Our Board has enjoyed a good relationship with our shareholders over the years, and our directors recognize that they are ultimately accountable to shareholders. History has demonstrated that accountability and the shareholders’ response. A few examples:

•

The Board has adopted a “Majority Withheld Vote” policy that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” shall promptly offer to resign following certification of the shareholder vote.

•

The board has adopted a “Shareholder Proxy Access” by-law providing eligible shareholders rights to nominate director candidates pursuant to the procedures, terms and conditions specified in such by-law.

•	The Board has been vigilant in returning capital to shareholders, including nearly $1.5 billion in cash dividends and share repurchases over the past decade.

•

As part of the cash return to shareholders, we have provided shareholders with 33 consecutive years of increased cash dividends along with 91 consecutive years of dividend payments dating back to 1925.

•

To reduce dilution of our outstanding shares, the Board authorized the repurchase of up to 5 million shares in April 2011, of which 2,132,500 had been repurchased as of the end of 2015. On February 10, 2016, the Board restored the authorization to its original 5 million shares.

•	For each of the past five years, our directors have been re-elected with support from over 84.1% of votes cast.

•

At the annual “say on pay” advisory votes for 2015, 2014, 2013, 2012 and 2011, shareholders confirmed strong support for our executive compensation, with over 97.6%, 95%, 97.5%, 97.5% and 94%, respectively, of shares voted voting in favor.

•

We maintain an Investor Relations department that is focused on shareholder services and communication with institutional and retail shareholders and others, and we invite shareholders to communicate with our Board. See “Corporate Governance — Communications with the Board of Directors” on page 14.

We do not believe declassification is in the best interests of Sonoco and its shareholders.

Our Board is well aware that declassification has gained momentum in recent years, primarily as a result of pressure from proxy advisory services, and a handful of shareholder activists with nominal share ownership. These proponents usually advance their view that a declassified board is corporate governance best practice because of their belief that classification reduces director accountability and gives shareholders less control. Most of these proponents appear to believe that declassification is appropriate for all companies — one size fits all — without regard to the specific facts and circumstances of the companies targeted with their proposals. They often cite a number of studies in support of these views, many of which were prepared by devoted and zealous proponents of declassification whose apparent mission it is to declassify the board of every public company in the United States and beyond.

However, an extensively researched recent independent study challenges these views. (Staggered Boards and Firm Value, Revisited, Cremers, Litov and Sete, December 2013 and July, 2014). The underlying data for the study covers a significantly longer time period — 1978 to 2011 — and more companies — 3,023 — than the studies that advance the arguments for declassification. This study calls into question the negative view of staggered boards advanced by the earlier studies, and concludes “firm value goes up upon the adoption of a staggered board and goes down upon removal of a staggered board.” Id. at 33 (July, 2014). The authors note that this result is “robust and both economically and statistically significant.” Id. at 4-5.

The authors of the study note the results “are also consistent with the literature suggesting that staggered boards provide a value-increasing measure of stability and continuity.” Id. at 8. The study further finds stocks of companies adopting a classified board structure tend to have abnormal positive returns around the time they adopt a classified board, and stocks of companies that eliminate a classified board tend to have no or negative abnormal returns. Id. at 33. The authors of the study ultimately conclude: “From a broader perspective, these results cast a doubt on recent academic and regulatory proposals in favor of shareholder empowerment, documenting that a system of strong shareholder rights may reduce rather than increase firm value….In contrast to this claim, our results seem to suggest that the traditional board-centered model (i.e., vesting authority primarily on the board to run the corporation) can efficiently serve the interests of both shareholders and society as a whole.” Id. at 34.

Similarly, in another extensively researched recent independent study covering 30 years of corporate governance practices (Commitment and Entrenchment in Corporate Governance, Cremers, Masconale and Sepe, October 2015), the authors document that “protective arrangements that require shareholder approval — such as staggered boards and supermajority requirements to modify the charter — are associated with increased firm value [whereas], protective arrangements that do not require shareholder approval — such as poison pills and golden parachutes — are associated with decreased firm value. The authors assert that “[t]his evidence suggests that limiting shareholder rights serves a constructive governance function as long as the limits are the result of mutual agreement between the board and shareholders,” and “… argue that this function commits shareholders to preserve a board’s authority to exploit competitive private information and pursue long-term wealth maximization strategies.”

Based on these comprehensive studies, our shareholders should consider whether, instead of increasing the value of our stock, de-classification could decrease the value of our stock.

Proposed Amendment to Article 6(a) of the Articles of Incorporation

Under the proposed amendment, if adopted, the annual election of directors would be phased in gradually to assure a smooth transition. If the amendment is adopted, it would become effective upon our filing of articles of amendment with the South Carolina Secretary of State following the 2016 Annual Meeting. Accordingly, directors elected at the 2017 annual meeting and thereafter would be elected to one-year terms. Consistent with our Articles of Incorporation as in effect for the 2016 Annual Meeting, directors to be elected at the 2016 Annual Meeting will be elected to serve three-year terms, expiring at the 2019 annual meeting. Directors elected at the 2015 annual meeting will continue to serve their current terms until the 2018 annual meeting, and directors elected at the 2014 annual meeting will continue to serve their current terms until the 2017 annual meeting.

If the proposed amendment to Article 6(a) of our Articles of Incorporation is not adopted by shareholders, the Board of Directors will remain classified.

Text of the Proposed Amendment

The text of the proposed amendment to our Articles of Incorporation is as follows:

Article 6(a) of the Company’s Articles of Incorporation is deleted in its entirety and replaced with the following language:

(a) Board of Directors. The number of directors of the Corporation shall be (i) the number fixed from time to time by the Board of Directors which shall not be less than nine, plus (ii) any directors elected exclusively by the holders of Preferred Stock as provided in these articles. Directors shall be elected at each Annual Meeting of Shareholders. Each director so elected shall serve until the next Annual Meeting of Shareholders or until her or his successor is elected and qualifies or until there is a decrease in the number of directors. No person who is not then already a director of the Corporation shall be eligible to be elected as a director at the Annual Meeting of Shareholders unless such person shall have been nominated in writing, with such nomination delivered to the Secretary of the Corporation, not less than one hundred twenty days prior to such Annual Meeting.

      Transition Provision. Upon the adoption of this amendment to Article 6(a), directors elected prior to the 2017 Annual Meeting of Shareholders shall continue to be, and are, divided into three classes, as nearly equal in number as possible, and shall hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their respective elections and until their respective successors are elected and qualified. Directors elected at each Annual Meeting of Shareholders commencing with the Annual Meeting of Shareholders in 2017 shall hold office for a term of one year expiring at the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

      Effective Date of Amendment. This amendment shall become effective on the date that Articles of Amendment are filed with the Secretary of State of South Carolina.

Board Recommendation

For the foregoing reasons, the Board of Directors believes declassification is not in the best interests of shareholders, and does NOT recommend a vote in favor of the proposal relating to declassification of the Board of Directors.

Required Vote

Proposal 4 will only be approved if at least 66 2/3% of the shares of our common stock entitled to be cast are voted in favor of the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

William Steiner, 112 Abbotsford Gate, Piermont, New York 10968, has submitted a non-binding advisory proposal for consideration at the Annual Meeting. By letter to Mr. Steiner, his broker confirmed that, since July 1, 2014 through October 29, 2015, Mr. Steiner had continuously held in his TD Ameritrade account “no less than 100 shares” of our stock. As required by rules of the Securities and Exchange Commission, the proposal, including the caption, and supporting statement are presented below, and are quoted verbatim. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statement.

The proposal is required to be voted on at the Annual Meeting only if properly presented at the Annual Meeting. Our Bylaws provide that a shareholder may only present a proposal to be voted on at a meeting of shareholders if the shareholder is a shareholder of record at the date of submission of the proposal to the Corporate Secretary and on the record date for the meeting. Accordingly, the proposal may only be presented at the Annual Meeting if Mr. Steiner presents evidence that he was the record holder of our shares, or held a valid proxy for the record holder, on such dates.

For the reasons set forth in our Board of Directors’ Statement in Opposition, which immediately follows the proposal, our Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

PROPOSAL 5: SHAREHOLDER PROXY ACCESS

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof of it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was unfortunately vacated by 2011 a court decision. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access - Proposal 5

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

Our Board of Directors believes that Mr. Steiner’s shareholder proposal is unnecessary because our Board has already adopted a “proxy access” bylaw, which the Board believes is better suited to our Company than Mr. Steiner’s proposed proxy access bylaw. A copy of the proxy access bylaw was sent to Mr. Steiner’s representative shortly after its adoption along with the Company’s request that Mr. Steiner withdraw his proposal. As of the date of the printing of this proxy statement, Mr. Steiner had not agreed to withdraw his proposal.

After reviewing the increasing support of institutional shareholders and others in proxy access, engaging with a number of parties about the desirability of providing a proxy access right, and determining the appropriate proxy access parameters for our Company, we amended our Bylaws in February 2016 to allow any shareholder (or group of no more than 20 shareholders) owning 3% or more of the Company’s common stock continuously for at least 3 years to nominate candidates for election for up to the greater of one director or 20% of the number of directors to be elected if the Board is classified, or the greater of two directors or 20% of the number of directors in office if the Board is not classified, and require the Company to include such nominees in our proxy statement and on our proxy card. Our proxy access bylaw also includes a number of provisions that are intended to help prevent abusive practices and the potential for misalignment of the interests of nominating shareholders with the interests of all other shareholders. Mr. Steiner’s proposed proxy access bylaw does not include all of these safeguards. Our Bylaws did not previously provide for proxy access.

We believe that our current proxy access bylaw is in the best interests of our shareholders, and our Board recommends that you vote “AGAINST” Mr. Steiner’s shareholder proposal.

We have adopted a carefully considered proxy access bylaw that our Corporate Governance and Nominating Committee and our Board believe strikes the appropriate balance between enhancing shareholder rights and adequately protecting the best interests of all of our shareholders.

In deciding to adopt the proxy access bylaw, our Board considered the growing support of many institutional shareholders for proxy access, and recognized that many believe that proxy access rights may increase accountability of directors to shareholders and may give shareholders a more meaningful voice in electing directors. At the same time, however, the Board also considered the views of opponents of proxy access who believe that implementation of any proxy access provision could undermine the role of the Company’s independent Corporate Governance and Nominating Committee, and could lead to, among other things, unnecessary expense and distraction, as well as an inexperienced, fragmented and less effective Board with directors who may pursue special interests not shared by all or any large portion of our shareholders.

Based on the information available to the Board and the Board’s own deliberations, the Board concluded that the best course of action for the Company and our shareholders was to adopt a proxy access bylaw with thresholds we believe are balanced and fair to the Company and to our shareholders. The Board determined that a 3% ownership threshold, with the ability to nominate candidates for election for up to the greater of one director or 20% of the number of directors to be elected if the Board is classified, or the greater of two directors or 20% of the number of directors in office if the Board is not classified, and a limit of 20 shareholders who could use proxy access as a group was most appropriate for our Company.

The Board believes that Mr. Steiner’s shareholder proposal, which contemplates proxy access for up to one quarter of the Board does not strike the appropriate balance. In adopting the proxy access bylaw, the Board sought to balance the potential disruption that could be created by regular proxy contests and the corresponding turnover of a number of Board seats, together with the potential challenges of on-boarding and integrating these new directors and the potential loss of an advantageous mix of skills and experience, against the benefits shareholders would gain under proxy access. The Board concluded that subjecting one-fifth of the Board seats to proxy access would provide an appropriately balanced approach. Our Board believes that the right to nominate up to 20% of the Board, and have such nominees included in our proxy statement and on our proxy card, is reasonable and balances the benefit of providing proxy access to long-term shareholders, affording them meaningful input into our Board composition, against excessive disruption of board functions and effectiveness.

We also believe that a group limitation of not more than 20 shareholders is reasonable to reduce the administrative burden and expense that could otherwise be imposed upon the Company. Smaller shareholders with legitimate concerns shared by other shareholders will have the opportunity to form a group to meet the required minimum holdings of our shares. Our Board believes that a higher group limitation, or unlimited group limitation (as Mr. Steiner proposes), would provide greater opportunities for shareholders with narrowly defined special interests and short-term goals to promote their special interests and disrupt the operations of our Board and our business strategy.

Our Board believes that nominating shareholders should be required to show a sustained commitment to ownership of our stock by holding full voting and investment rights and full economic interest over 3% of our common stock for the entire 3-year period.

Our Board believes that the benefits provided by proxy access should be accompanied by a sustained commitment to owning and holding our Company’s common stock, consistent with our focus on managing the business to maximize long term shareholder returns. Consequently, we believe that only shares for which the nominating shareholder or shareholder group has held full voting and investment rights and the full economic interest, including the opportunity for profit and risk of loss, continuously for the required three-year holding period should count for calculating the 3% ownership threshold. Without such a requirement, a shareholder could have a net short position in our common stock and not have interests aligned with the interests of the other shareholders, yet still be entitled to use proxy access to make a nomination.

Our Board believes that nominating shareholders should be required to retain ownership of their shares through the meeting date.

Our Board believes that nominating shareholders should be required to retain ownership of their shares through the meeting date so that shareholders will have an indication of such nominating shareholder’s(s’) interest in the Company. Absent such a requirement, a nominating shareholder could sell all or any portion of the required shares prior to the meeting date, which could create misalignment between the interests of the nominating shareholder and other shareholders. Mr. Steiner’s proposed proxy access bylaw does not include such a requirement.

Our Board believes that nominating shareholders should be required to provide certain information regarding each nominee, including information necessary for our Board to determine that each nominee, if elected, would qualify as an independent director.

Our proxy access bylaw includes a requirement that nominating shareholders provide certain information regarding each nominee, including information necessary for the Corporate Governance and Nominating Committee to determine whether such nominee is independent under the NYSE Listing Standards and our Corporate Governance Guidelines. For Board-nominated nominees, our Corporate Governance and Nominating Committee conducts rigorous reviews of candidates’ backgrounds and their business and personal relationships to determine whether they meet the independence requirements of the NYSE, and to ensure that they possess the highest personal and professional ethics as required by our Corporate Governance Guidelines. Because shareholder-nominated nominees will not have gone through this rigorous screening and evaluation process by our Corporate Governance and Nominating Committee, it is important for the nominating shareholder and the nominee to provide such information about the nominee as the Corporate Governance Committee requests, and for the nominee to consent to the Company’s following the processes for evaluation of the shareholder-nominated nominee that the Corporate Governance and Nominating Committee follows in evaluating other potential Board nominees. The Company’s proxy access bylaw includes such requirements. Without these requirements, shareholders would have information about the independence and qualifications of the Board-nominated nominees under the relevant independence and other standards, but may not receive complete information about shareholder-nominated nominees in order to properly assess and compare each director candidate. Mr. Steiner’s proposed proxy access bylaw does not clearly require that such information be provided for shareholder-nominated nominees.

To help assure that any shareholder-nominated nominee will act independently and in the best interests of all our shareholders and not just a small group of shareholders, our proxy access bylaw also includes a requirement that any shareholder-nominated nominee agree that such nominee: will not enter into any agreement, arrangement or understanding with any person or entity as to how the nominee, if elected, would act or vote on any issue or question; will not become a party to any agreement, arrangement or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service as a director that has not been disclosed to the Company; if elected, will comply with all of the Company’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other policies and guidelines applicable to directors, and; will not provide any non-public information about the company to any third party other than our auditors, legal counsel or the SEC. Mr. Steiner’s proxy access proposal does not include any such provisions.

We have a strong corporate governance structure and record of Board accountability and responsiveness.

Mr. Steiner’s proposal should also be evaluated in light of our overall corporate governance practices, which reflect an ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our shareholders and other stakeholders. In addition to adopting the proxy access bylaw this year, we have adopted other corporate governance measures to assure Board accountability and to provide our shareholders with a meaningful voice in the nomination and election of directors and the ability to communicate with directors and promote the consideration of shareholder views, including:

•

A Company policy that requires that directors be elected by a majority vote in an uncontested election, and that a director who fails to receive the required number of votes for re-election must tender his or her written resignation for consideration by the Board.

•	We have a Lead Independent Director with defined and significant responsibilities, and our independent directors meet regularly without management present.

•	Our shareholders are able to:

•

recommend director candidates to our Corporate Governance and Nominating Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under “Corporate Governance – Director Nomination Process” beginning on page 13);

•	directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and the federal securities laws;

•	submit proposals for inclusion in our proxy statement for consideration at an annual meeting of shareholders, subject to the rules and regulations of the SEC;

•

communicate directly with members of our Board, the Chairman, any Board committee or our independent directors as a group (as described further under “Corporate Governance — Communications with the Board of Directors”); and

•	express their views on executive compensation through annual “say-on-pay” votes.

In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access bylaw and by the other actions described above and elsewhere in this proxy statement, the Board believes that adoption of Mr. Steiner’s proposal is not necessary.

Board Recommendation

For the foregoing reasons, the Board of Directors believes Proposal 5 is not in the best interests of shareholders, and unanimously recommends a vote “AGAINST” Mr. Steiner’s proposal relating to shareholder proxy access.

Required Vote; Recommendation Only

Proposal 5 will be approved if more votes are cast in favor of the proposal than are voted against the proposal, assuming a quorum is present. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Shareholders should be aware that this shareholder proposal is simply a request that the Board take the action stated in the proposal and is not binding on the Board. Furthermore, shareholder approval is not binding on the Board of Directors. Nevertheless, the Board will review the results of the voting and determine what action, if any, is appropriate.

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2017, you must submit the proposal to the Secretary of the Company in writing by February 2, 2017. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2017, you must be sure the Secretary of the Company receives your written proposal by November 8, 2016. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 25, 2017.

For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or his properly qualified representative, must be present at the meeting to present the proposal.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We deliver a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA, (866) 509-5584, Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 20, 2016

Sonoco’s 2015 Annual Report and 2016 Proxy Statement are available via the Internet at:

http://www.cstproxy.com/sonoco/2016

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 USA) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Ritchie L. Bond

Secretary

March 7, 2016

Sonoco Products company
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail
As a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to re- turn the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner is if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7 p.m., Eastern Time, on April 19, 2016
INTERNET/MOBILE –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided
PROXY
FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED
Please mark
FOR ALL
WITHHOLD
your votes
like this
Proposal 1: To elect four members to the Board of Directors
FOR ALL
EXCEPT
FOR ALL
Proposal 3: To approve the advisory resolution on Executive Compensation.
FOR
AGAINST
ABSTAIN
The Board of Directors recommends a vote FOR ALL in Proposal 1.
The Board of Directors recommends a vote FOR Proposal 3.
Three-Year Term:
J.R. Haley
R.G. Kyle
M.J. Sanders
T.E. Whiddon
Proposal 4: Board of Directors’ proposal relating to an amendment to the Articles of Incorporation to declassify the Board of Directors and elect all directors annually.
FOR
AGAINST
ABSTAIN
(Instruction: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the nominee(s) name(s) on the following blank line.)
*For All Except
The Board of Directors DOES NOT recommend a vote in favor of Proposal 4.
Proposal 5: (Shareholder Proposal) FOR AGAINST ABSTAIN
Non-binding Shareholder Proxy Access Proposal
The Board of Directors recommends a vote AGAINST Proposal 5.
Proposal 2: To ratify the selection of PricewaterhouseCoopers, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016.
AGAINST ABSTAIN
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
The Board of Directors recommends a vote FOR Proposal 2. Mark here for Address Change or Comments
SEE REVERSE
Signature Signature, if held jointly Date , 2016.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders
The 2016 Proxy Statement and the 2015 Annual Report to Shareholders are available at: http://www.cstproxy.com/sonoco/2016
FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USA
The undersigned hereby appoints Barry L. Saunders, Senior Vice President and Chief Financial Officer, or Ritchie L. Bond, Vice President, Treasurer and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 24, 2016 at the Annual Meeting of Shareholders to be held on April 20, 2016 or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PWC LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, AGAINST DECLASSIFICATION OF THE BOARD OF DIRECTORS, AND AGAINST THE NON-BINDING SHAREHOLDER PROPOSAL ON SHAREHOLDER PROXY ACCESS.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.
Address Change/Comments
(Mark the corresponding box on the reverse side)
(Continued, and to be marked, dated and signed, on the other side)